SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                                (Amendment No. 5)

                   America Movil, S.A. de C.V. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)


--------------------------------------------------------------------------------
         American Depositary Shares ("L Share ADSs"), each representing
                        20 Series L Shares ("L Shares")
         American Depositary Shares ("A Share ADSs"), each representing
                        20 Series A Shares ("A Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

--------------------------------------------------------------------------------
                           02364W105 for L Share ADSs(1)
                           02364W204 for A Share ADSs(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                                Torre del Bosque
                  Boulevard Manuel Avila Camacho No. 24 piso 7
                         Mexico 11000, Distrito Federal
                                 (525) 5540-9225
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  April 8, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check
                               the following box. |_|


                       (Continued on the following pages)
                              (Page 1 of 66 Pages)

1 CUSIP number is for the L Share ADSs only. No CUSIP number exists for the underlying L Shares since such shares are not traded in the United States.

2 CUSIP number is for the A Share ADSs only. No CUSIP number exists for the underlying A Shares since such shares are not traded in the United States.

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------


     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Carlos Slim Helu

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           40,000 A Shares and 100,000 L Shares
    NUMBER OF              (See Items 5(a) and 5(b))
     SHARES
  BENEFICIALLY        8    SHARED VOTING POWER
    OWNED BY               48,139,030 A Shares and 3,061,708,507 L Shares
  EACH REPORTING           (See Items 5(a) and 5(b))
     PERSON
      WITH            9    SOLE DISPOSITIVE POWER
                           40,000 A Shares and 100,000 L Shares
                           (See Items 5(a) and 5(d))

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,061,708,507 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,179,030 A Shares and 3,061,808,507 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.4% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              IN

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Carlos Slim Domit

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           8,132 L Shares (See Items 5(a) and 5(b))
    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             48,139,030 A Shares and 3,061,708,507 L Shares
    OWNED BY               (See Items 5(a) and 5(b))
  EACH REPORTING
     PERSON           9    SOLE DISPOSITIVE POWER
      WITH                 8,132 L Shares (See Items 5(a) and 5(d))

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,061,708,507 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,139,030 A Shares and 3,061,716,639 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.4% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              IN

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Marco Antonio Slim Domit

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           8,132 L Shares (See Items 5(a) and 5(b))
    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             48,139,030 A Shares and 3,061,708,507 L Shares
    OWNED BY               (See Items 5(a) and 5(b))
  EACH REPORTING
     PERSON           9    SOLE DISPOSITIVE POWER
      WITH                 8,132 L Shares (See Items 5(a) and 5(d))

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,061,708,507 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,139,030 A Shares and 3,061,716,639 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.4% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              IN

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Patrick Slim Domit

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           8,134 L Shares (See Items 5(a) and 5(b))
    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             48,139,030 A Shares and 3,061,708,507 L Shares
    OWNED BY               (See Items 5(a) and 5(b))
  EACH REPORTING
     PERSON           9    SOLE DISPOSITIVE POWER
      WITH                 8,134 L Shares (See Items 5(a) and 5(d))

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,061,708,507 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,139,030 A Shares and 3,061,716,641 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.4% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              IN

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Maria Soumaya Slim Domit

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           8,134 L Shares (See Items 5(a) and 5(b))
    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             48,139,030 A Shares and 3,061,708,507 L Shares
    OWNED BY               (See Items 5(a) and 5(b))
  EACH REPORTING
     PERSON           9    SOLE DISPOSITIVE POWER
      WITH                 8,134 L Shares (See Items 5(a) and 5(d))

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,061,708,507 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,139,030 A Shares and 3,061,716,641 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.4% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              IN

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Vanessa Paola Slim Domit

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           498,134 L Shares (See Items 5(a) and 5(b))
    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             48,139,030 A Shares and 3,061,708,507 L Shares
    OWNED BY               (See Items 5(a) and 5(b))
  EACH REPORTING
     PERSON           9    SOLE DISPOSITIVE POWER
      WITH                 498,134 L Shares (See Items 5(a) and 5(d))

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,061,708,507 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,139,030 A Shares and 3,062,206,641 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.4% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              IN

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Johanna Monique Slim Domit

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           570,134 L Shares (See Items 5(a) and 5(b))
    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             48,139,030 A Shares and 3,061,708,507 L Shares
    OWNED BY               (See Items 5(a) and 5(b))
  EACH REPORTING
     PERSON           9    SOLE DISPOSITIVE POWER
      WITH                 570,134 L Shares (See Items 5(a) and 5(d))

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,061,708,507 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,139,030 A Shares and 3,062,278,641 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.4% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              IN

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              America Telecom, S.A. de C.V.

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO and WC (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER

    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             48,139,030 A Shares and 3,042,286,471 L Shares
    OWNED BY               (See Items 5(a) and 5(b))
  EACH REPORTING
     PERSON           9    SOLE DISPOSITIVE POWER
      WITH

                      10   SHARED DISPOSITIVE POWER
                           48,139,030 A Shares and 3,042,286,471 L Shares
                           (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,139,030 A Shares and 3,042,286,471 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              15.7% of A Shares and 30.2% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              HC

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Grupo Carso, S.A. de C.V.

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER
                           -0-
    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             -0-
    OWNED BY
  EACH REPORTING      9    SOLE DISPOSITIVE POWER
     PERSON                -0-
      WITH
                      10   SHARED DISPOSITIVE POWER
                           -0-

     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              0.0%

     14       TYPE OF REPORTING PERSON
              HC

--------------------------------
CUSIP No. 02364W105 L Share ADSs                13D
          02364W204 A Share ADSs
--------------------------------

     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Grupo Financiero Inbursa, S.A. de C.V.

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                         (b) |_|
     3        SEC USE ONLY

     4        SOURCE OF FUNDS

              OO and WC (See Item 3)

     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                           |_|

     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Mexico

                      7    SOLE VOTING POWER

    NUMBER OF
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY             19,422,036 L Shares (See Items 5(a) and 5(b))
    OWNED BY
  EACH REPORTING      9    SOLE DISPOSITIVE POWER
     PERSON
      WITH
                      10   SHARED DISPOSITIVE POWER
                           19,422,036 L Shares (See Items 5(a) and 5(d))

     11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,422,036 L Shares (See Item 5(a))

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES                                                         |_|

     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              0.2% of L Shares (See Item 5(a))

     14       TYPE OF REPORTING PERSON
              HC

Item 1.           No Change.

Item 2.           Identity and Background.

                  This Statement is filed pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

                  (1) Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"), each of whom is a Mexican citizen, beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of America Telecom, S.A. de C.V. ("America Telecom"), Grupo Carso, S.A. de C.V. ("Carso") and Grupo Financiero Inbursa, S.A. de C.V. ("GFI").

                  (2) America Telecom is a sociedad anonima de capital variable organized under the laws of the United Mexican States. America Telecom is a holding company that owns a majority of the outstanding voting equity securities of the Issuer. On November 30, 2001, the spin-off (the "Spin-Off") of America Telecom from Carso Global Telecom, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States ("CGT"), was approved by the shareholders of CGT. For an initial period after the date of the Spin-Off, America Telecom shares were not traded separately from CGT shares and could only be owned or traded together with the CGT shares. Distribution of America Telecom shares occurred in May 2002. As a result of the Spin-Off, America Telecom acquired all of the L Shares and A Shares (and L Share ADSs and A Share ADSs) previously deemed to be beneficially owned by CGT, and CGT ceased being a reporting person with respect to the equity securities of the Issuer.

                  (3) Carso is a sociedad anonima de capital variable organized under the laws of the United Mexican States. Carso is a holding company with interests in the tobacco, mining, metallurgical and other commercial industries in the operation of restaurants and department stores, and in the production of copper, copper alloys, copper cable and aluminum wires.

                  (4) GFI is a sociedad anonima de capital variable organized under the laws of the United Mexican States. GFI is a financial services holding company. GFI owns all of the outstanding voting equity securities of several financial institutions organized in Mexico, including a broker-dealer, a bank, an insurance company and a surety bonding company.

                  The names, addresses, occupations and citizenship of the Reporting Persons and the executive officers and directors of each of America Telecom, Carso and GFI are set forth in Schedule I attached hereto. None of the Reporting Persons nor, to the best of their knowledge, any of the directors or executive officers listed in Schedule I has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.           Source and Amount of Funds or Other Consideration.

                  In the period subsequent to the Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission (the "SEC") on February 21, 2003, America Telecom has acquired 101,851,778 L Shares on the Mexican Stock Market for an aggregate amount of approximately US$70,484,600. The funds used to purchase such L Shares were obtained from the proceeds of borrowings and from the working capital of America Telecom.

Item 4.           Purpose of Transaction.

                  As discussed in Item 4 of the Schedule 13D filed by the Reporting Persons with the SEC on May 16, 2001, CGT and SBC International, Inc. ("SBC") are parties to a series of agreements (the "AM Agreements") which govern the ownership and voting of any and all future AA Shares, no par value (collectively, the "AA Shares"), of the Issuer, owned by such persons. Pursuant to the Spin-Off, America Telecom has succeeded to the rights and obligations of CGT under the AM Agreements. As of the date hereof, America Telecom and, to the best of the Reporting Persons' knowledge, SBC currently own, in the aggregate, approximately 68% and 27%, respectively, of the issued and outstanding AA Shares.

                  Through its direct ownership of A Shares and AA Shares and its power to vote the AA Shares owned by SBC under the AM Agreements, America Telecom may be deemed to control the Issuer. Except as set forth in this statement, none of the Reporting Persons currently has plans or proposals, which relate to or which would result in any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to Schedule 13D. However, from time to time the Reporting Persons may evaluate the possibility of acquiring additional A Shares and L Shares, disposing of A Shares and L Shares, or entering into corporate transactions involving the Issuer (including, but not limited to, joint ventures and/or other commercial arrangements with the Issuer). The Reporting Persons reserve the right to formulate plans or proposals regarding the Issuer or any of its securities and to carry out any of the actions or transactions described in paragraphs (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by the Reporting Persons.

Item 5.           Interest in Securities of the Issuer.

                  (a) The Reporting Persons have the following interests in A Shares and L Shares:

                                                   A Shares(1)                             L Shares(2)
                                                   -----------                             -----------
                                            Number          % of Class            Number            % of Class
                                            ------          ----------            ------            ----------
Carlos Slim Helu(3)................       48,179,030           15.7%            3,061,808,507         30.4%
Carlos Slim Domit(4)...............       48,139,030           15.7%            3,061,716,639         30.4%
Marco Antonio Slim Domit(5)........       48,139,030           15.7%            3,061,716,639         30.4%
Patrick Slim Domit(6)..............       48,139,030           15.7%            3,061,716,641         30.4%
Maria Soumaya Slim Domit(7)........       48,139,030           15.7%            3,061,716,641         30.4%
Vanessa Paola Slim Domit(8)........       48,139,030           15.7%            3,062,206,641         30.4%
Johanna Monique Domit(9)...........       48,139,030           15.7%            3,062,278,641         30.4%
America Telecom(10)................       48,139,030           15.7%            3,042,286,471         30.2%
Carso..............................              --            --                          --          0.0%
GFI................................              --            --                  19,422,036          0.2%


(1) Based upon 306,043,578 A Shares outstanding as of April 7, 2003. Includes A Shares held in the form of A Share ADSs. Except as otherwise indicated, all A Shares are held in the form of A Shares.

(2) Based upon 8,842,099,508 L Shares outstanding as of April 7, 2003. Includes L Shares held in the form of L Share ADSs. L Share totals and percentages assume that all of the A Shares and 1,184,493,293 AA Shares held by the relevant Reporting Persons have been converted into L Shares in accordance with the restrictions set forth in Item 4 of the Schedule 13D filed by the Reporting Persons with the SEC on May 16, 2001. Except as otherwise indicated, all L Shares are held in the form of L Shares.

(3) Includes 40,000 A Shares and 100,000 L Shares owned directly by Carlos Slim Helu, as well as A Shares and L Shares beneficially owned through GFI, Carso and America Telecom by trusts for the benefit of the Slim Family (the "Family Trust Shares"). All A Shares and L Shares owned by such trusts are deemed to be beneficially owned by each member of the Slim family that is a beneficiary of such trusts. Thus, beneficial ownership of A Shares and L Shares is deemed to be shared by each member of the Slim family.

(4) Includes 8,132 L Shares owned directly by Carlos Slim Domit, as well as the Family Trust Shares.

(5) Includes 8,132 L Shares owned directly by Marco Antonio Slim Domit, as well as the Family Trust Shares.

(6) Includes 8,134 L Shares owned directly by Patrick Slim Domit, as well as the Family Trust Shares.

(7) Includes 8,134 L Shares owned directly by Maria Soumaya Slim Domit, as well as the Family Trust Shares.

(8) Includes 498,134 L Shares owned directly by Vanessa Paola Slim Domit and her spouse, as well as the Family Trust Shares.

(9) Includes 570,134 L Shares owned directly by Johanna Monique Slim Domit and her spouse, as well as the Family Trust Shares.

(10) Assumes that America Telecom has purchased all of the L Shares that it is obligated to purchase under the Forward Share Purchase Transactions described in Item 6 of this statement. Includes 1,532,214,660 L Shares held in the form of L Share ADSs.


                  (b) Because the Slim Family beneficially owns a majority of the outstanding voting equity securities of America Telecom, Carso and GFI, the Slim Family may be deemed to share the power to vote or dispose of, or to direct the voting or disposition of, any A Shares or L Shares owned by such persons. Except as otherwise disclosed herein, none of the Reporting Persons shares voting or disposition power with respect to any of the A Shares or L Shares owned by the Reporting Persons.

                  (c) All transactions in A Shares and L Shares during the period beginning 60 days prior to the event which requires the filing of this statement and ending on the date of this filing, excluding transactions previously reported on the Schedule 13D filed by the Reporting Persons with the SEC on February 21, 2003, are listed in Schedule II hereto.

                  (d) Because the Slim Family beneficially owns a majority of the outstanding voting equity securities of America Telecom, Carso and GFI, the Slim Family may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by such persons. Except as otherwise disclosed herein, no person other than the Reporting Persons has or will have any right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, any A Shares or L Shares owned by the Reporting Persons.

                  (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

                  The Slim Family beneficially owns, directly and indirectly, a majority of the issued and outstanding voting equity securities of CGT. CGT has entered into paired put and call options pursuant to which it has an option to purchase, and the relevant counterparty has an option to sell, L Shares (in the form of L Share ADSs) on the terms indicated below. Each such option is exercisable only on its maturity date, and may be settled in cash or L Shares.

                                                  Number of         Strike Price      Net Aggregate
Counterparty             Maturity Date             L Shares          per L Share         Premiums
------------             -------------             --------          -----------         --------
JPMorgan Chase          August 30, 2004          30,000,000           US$1.0826          US$6,142,909
JPMorgan Chase          August 30, 2004          21,000,000              1.0306             4,074,841
JPMorgan Chase          August 30, 2004          19,000,000              1.0320             3,735,894
JPMorgan Chase          August 30, 2004          16,000,000              0.9104             2,775,305
JPMorgan Chase          August 30, 2004          14,000,000              0.9582             2,549,144


                  Additionally, in the case of the transactions maturing September 18, 2003 and November 4, 2003 listed below, CGT has entered into Forward Share Purchase Transactions which, pursuant to the Spin-Off, have been transferred to America Telecom, which is obligated to buy L Shares (in the form of L Shares ADSs) from a counterparty on the terms specified below. In the case of the remaining five Forward Share Purchase Transactions listed below, America Telecom entered into the Forward Share Purchase Transactions at the inception of the contracts. The L Shares that are the subject of each contract listed below were sold to the counterparty at the inception of such contract, but for the purposes of this statement are treated as beneficially owned by America Telecom.

                                                       Number of        Purchase Price
Counterparty               Maturity Date                L Shares          per L Share         Interest Rate
------------               -------------                --------          -----------         -------------
JPMorgan Chase             September 18, 2003           150,000,000        US$0.6145        LIBOR + 1.36% per
                                                                                                  annum
JPMorgan Chase             November 4, 2003              44,000,000           0.7275        LIBOR + 1.36% per
                                                                                                  annum
JPMorgan Chase             October 21, 2005             143,300,000           0.6978        LIBOR + 1.25% per
                                                                                                  annum
JPMorgan Chase.            December 19, 2005             55,555,560           0.7200        LIBOR + 1.25% per
                                                                                                  annum
Wachovia Bank National     February 7, 2006             113,555,720           0.7045        LIBOR + 1.15% per
Association                                                                                       annum
JPMorgan Chase             February 7, 2006              40,828,640           0.6250        LIBOR + 1.15% per
                                                                                                  annum
JPMorgan Chase             March 29, 2006               219,620,000           0.6830        LIBOR + 1.10% per
                                                                                                  annum


                  Other than as disclosed herein and in Item 4 of this statement, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons and between such persons and any person with respect to A Shares or L Shares.

Item 7.           Material to be Filed as Exhibits.

                  Not applicable.

*    The Powers of Attorney and Joint Filing Agreement filed as exhibits to the
     Schedule 13D filed by the Reporting Persons with the SEC on April 26, 2002 are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu


         ---------------------------------


         Carlos Slim Domit                           By: /s/ Eduardo Valdes Acra
                                                         -----------------------
                                                         Eduardo Valdes Acra
         ---------------------------------               Attorney-in-Fact
                                                         April 9, 2003

         Marco Antonio Slim Domit


         ---------------------------------


         Patrick Slim Domit


         ---------------------------------


         Maria Soumaya Slim Domit


         ---------------------------------


         Vanessa Paola Slim Domit


         ---------------------------------


         Johanna Monique Slim Domit


         ---------------------------------


         AMERICA TELECOM, S.A. DE C.V.


         ---------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO CARSO, S.A. DE C.V.


         ---------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO
         INBURSA, S.A. DE C.V.


         ---------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

                                   SCHEDULE I

           All of the individuals listed below are citizens of Mexico.



                                 THE SLIM FAMILY
Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico

Name                             Principal Occupation
----                             --------------------

Carlos Slim Helu                 Chairman of the Board of Telefonos de Mexico,
                                 S.A. de C.V., America Movil, S.A. de C.V. and
                                 Carso Global Telecom, S.A. de C.V.

Carlos Slim Domit                Chairman of Grupo Carso, S.A. de C.V. and
                                 President of Grupo Sanborns, S.A. de C.V.

Marco Antonio Slim Domit         Chairman of Grupo Financiero Inbursa, S.A. de
                                 C.V.

Patrick Slim Domit               Vice President of Commercial Markets of
                                 Telefonos de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit         President of Museo Soumaya

Vanessa Paola Slim Domit         Private Investor

Johanna Monique Slim Domit       Private Investor

                          AMERICA TELECOM, S.A. de C.V.
    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico


Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Director and Chairman of the Board)           Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., America Movil, S.A. de C.V. and Carso
                                                                Global Telecom, S.A. de C.V.

Jaime Chico Pardo (Director and Vice Chairman of the Board)     Chief Executive Officer of Telefonos de Mexico, S.A.
                                                                de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.

Patricio Slim Domit (Director and Vice Chairman of the Board)   Vice President of Commercial Markets of Telefonos de
                                                                Mexico, S.A. de C.V.

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico, S.A. de C.V.

Carlos Slim Domit (Director)                                    Chairman of Grupo Carso, S.A. de C.V. and President
                                                                of Grupo Sanborns, S.A. de C.V.

Executive Officers

Daniel Hajj Aboumrad (Chief Executive Officer)                  Chief Executive Officer of Radiomovil Dipsa, S.A. de
                                                                C.V.




                            GRUPO CARSO, S.A. de C.V.
    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------

Directors

Carlos Slim Helu (Director and Chairman Emeritus)               Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., America Movil, S.A. de C.V. and Carso
                                                                Global Telecom, S.A. de C.V.

Carlos Slim Domit (Director and Chairman of the Board)          Chairman of Grupo Carso, S.A. de C.V. and President
                                                                of Grupo Sanborns, S.A. de C.V.

Antonio Cosio Arino (Director)                                  Independent Investor

Arturo Elias Ayub (Director)                                    Vice-President of Strategic Alliances and
                                                                Communication of Telefonos de Mexico, S.A. de C.V.

Jaime Chico Pardo (Director)                                    Chief Executive Officer of Telefonos de Mexico, S.A.
                                                                de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.

Rafael Moises Kalach Mizrahi (Director)                         President of Grupo Kaltex, S.A. de C.V.

Jose Kuri Harfush (Director)                                    President of Productos Dorel, S.A. de C.V.

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico, S.A. de C.V.

Bernardo Quintana Isaac (Director)                              Chairman of the Board and President of Empresas ICA
                                                                Sociedad Controladora, S.A. de C.V.

Patrick Slim Domit (Director)                                   Vice President of Massive Markets of Telefonos de
                                                                Mexico, S.A. de C.V. and Chairman of Ferrosur, S.A.
                                                                de C.V.

Agustin Santamarina Vazquez (Director)                          Of Counsel of Santamaria y Steta, S.C.

Executive Officers

Humberto Gutierrez-Olvera Zubizarreta (President)               President of Grupo Carso, S.A. de C.V. and President
                                                                of Condumex, S.A. de C.V.

                     GRUPO FINANCIERO INBURSA, S.A. de C.V.
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico

Name and Position                                               Principal Occupation
-----------------                                               --------------------
Directors

Carlos Slim Helu (Chairman Emeritus)                            Chairman of the Board of Telefonos de Mexico, S.A.
                                                                de C.V., America Movil, S.A. de C.V. and Carso
                                                                Global Telecom, S.A. de C.V.

Marco Antonio Slim Domit                                        Chairman of Grupo Financiero Inbursa, S.A. de C.V.
(Chairman of the Board)

Eduardo Valdes Acra                                             Chief Executive Officer of Inversora Bursatil, S.A.
(Vice-Chairman of the Board)                                    de C.V.

Agustin Franco Macias (Director)                                Chairman of Infra, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)                          Chairman of the Board of Kimberly Clark de Mexico,
                                                                S.A. de C.V.

Jose Antonio Chedraui Obeso (Director)                          President of Grupo Comercial Chedraui, S.A. de C.V.

Juan Antonio Perez Simon (Director)                             Vice-Chairman of Telefonos de Mexico, S.A. de C.V.

David Ibarra Munoz (Director)                                   Independent Economist

Executive Officers

Marco Antonio Slim Domit (President)                            Chairman of Grupo Financiero Inbursa, S.A. de C.V.


                                   SCHEDULE II

         For the period beginning 60 days prior to the event which requires the filing of this statement and on the date of this filing, the Reporting Persons set forth below effected the following transactions in L Shares on the Mexican Stock Exchange. The prices below reflect the average consideration paid or received (in US$ based upon the Fixed Rate published by the Banco de Mexico on the day preceding the trade date) per L Share on the relevant trade date.

                             Type of                                                   Number      Average Price Per L
Reporting Person           Transaction               Trade Date                      of L Shares         Share
----------------           -----------               ----------                      -----------         -----

America Telecom              Purchase             February 20, 2003                     3000            US$0.67
America Telecom              Purchase             February 20, 2003                    27800               0.67
America Telecom              Purchase             February 20, 2003                    50000               0.67
America Telecom              Purchase             February 20, 2003                    10000               0.67
America Telecom              Purchase             February 20, 2003                     9200               0.67
America Telecom              Purchase             February 20, 2003                      800               0.67
America Telecom              Purchase             February 20, 2003                    10000               0.67
America Telecom              Purchase             February 20, 2003                      500               0.67
America Telecom              Purchase             February 20, 2003                    20000               0.67
America Telecom              Purchase             February 20, 2003                    10000               0.67
America Telecom              Purchase             February 20, 2003                    10000               0.67
America Telecom              Purchase             February 20, 2003                    48700               0.67
America Telecom              Purchase             February 20, 2003                    40000               0.68
America Telecom              Purchase             February 20, 2003                    60000               0.68
America Telecom              Purchase             February 20, 2003                   100000               0.68
America Telecom              Purchase             February 20, 2003                    15300               0.68
America Telecom              Purchase             February 20, 2003                    10000               0.68
America Telecom              Purchase             February 20, 2003                     3000               0.68
America Telecom              Purchase             February 20, 2003                     9000               0.68
America Telecom              Purchase             February 20, 2003                     7000               0.68
America Telecom              Purchase             February 20, 2003                   100000               0.68
America Telecom              Purchase             February 20, 2003                    30000               0.69
America Telecom              Purchase             February 20, 2003                    30000               0.69
America Telecom              Purchase             February 20, 2003                    24000               0.69
America Telecom              Purchase             February 20, 2003                     6000               0.69
America Telecom              Purchase             February 20, 2003                    65700               0.69
America Telecom              Purchase             February 20, 2003                     3700               0.69
America Telecom              Purchase             February 20, 2003                    96300               0.69
America Telecom              Purchase             February 20, 2003                    20000               0.69
America Telecom              Purchase             February 20, 2003                     5000               0.69
America Telecom              Purchase             February 20, 2003                    10000               0.68
America Telecom              Purchase             February 20, 2003                    24100               0.68
America Telecom              Purchase             February 20, 2003                     5000               0.68
America Telecom              Purchase             February 20, 2003                      500               0.68
America Telecom              Purchase             February 20, 2003                     9000               0.68
America Telecom              Purchase             February 20, 2003                      500               0.68
America Telecom              Purchase             February 20, 2003                    25900            US$0.68
America Telecom              Purchase             February 20, 2003                    56000               0.68
America Telecom              Purchase             February 20, 2003                    44000               0.68
America Telecom              Purchase             February 20, 2003                    10500               0.68
America Telecom              Purchase             February 20, 2003                    89500               0.68
America Telecom              Purchase             February 20, 2003                    10000               0.68
America Telecom              Purchase             February 20, 2003                    90000               0.68
America Telecom              Purchase             February 20, 2003                   100000               0.68
America Telecom              Purchase             February 20, 2003                    45700               0.68
America Telecom              Purchase             February 20, 2003                    50000               0.68
America Telecom              Purchase             February 20, 2003                     3000               0.68
America Telecom              Purchase             February 20, 2003                     1300               0.68
America Telecom              Purchase             February 20, 2003                   100000               0.68
America Telecom              Purchase             February 20, 2003                    15800               0.68
America Telecom              Purchase             February 20, 2003                   184200               0.68
America Telecom              Purchase             February 20, 2003                    22600               0.68
America Telecom              Purchase             February 20, 2003                    64600               0.68
America Telecom              Purchase             February 20, 2003                    12800               0.68
America Telecom              Purchase             February 20, 2003                    17000               0.68
America Telecom              Purchase             February 20, 2003                    10000               0.68
America Telecom              Purchase             February 20, 2003                    15000               0.68
America Telecom              Purchase             February 20, 2003                     5000               0.68
America Telecom              Purchase             February 20, 2003                    10000               0.68
America Telecom              Purchase             February 20, 2003                    20000               0.68
America Telecom              Purchase             February 20, 2003                    23000               0.68
America Telecom              Purchase             February 20, 2003                    10000               0.68
America Telecom              Purchase             February 20, 2003                    90000               0.68
America Telecom              Purchase             February 20, 2003                    27000               0.68
America Telecom              Purchase             February 20, 2003                    30000               0.68
America Telecom              Purchase             February 20, 2003                    12100               0.68
America Telecom              Purchase             February 20, 2003                    11000               0.68
America Telecom              Purchase             February 20, 2003                    92800               0.68
America Telecom              Purchase             February 20, 2003                   100000               0.68
America Telecom              Purchase             February 20, 2003                     2500               0.68
America Telecom              Purchase             February 20, 2003                   100000               0.68
America Telecom              Purchase             February 20, 2003                     2800               0.68
America Telecom              Purchase             February 20, 2003                     2000               0.68
America Telecom              Purchase             February 20, 2003                    10000               0.68
America Telecom              Purchase             February 20, 2003                    21000               0.69
America Telecom              Purchase             February 20, 2003                    18000               0.69
America Telecom              Purchase             February 20, 2003                      500               0.69
America Telecom              Purchase             February 20, 2003                     2800               0.69
America Telecom              Purchase             February 20, 2003                    57700               0.69
America Telecom              Purchase             February 20, 2003                     9800            US$0.69
America Telecom              Purchase             February 20, 2003                    14100               0.68
America Telecom              Purchase             February 20, 2003                    85900               0.68
America Telecom              Purchase             February 20, 2003                    71100               0.69
America Telecom              Purchase             February 20, 2003                    28900               0.69
America Telecom              Purchase             February 20, 2003                    40500               0.68
America Telecom              Purchase             February 20, 2003                    18300               0.68
America Telecom              Purchase             February 20, 2003                   201500               0.68
America Telecom              Purchase             February 20, 2003                     3000               0.68
America Telecom              Purchase             February 20, 2003                     6700               0.68
America Telecom              Purchase             February 20, 2003                    30000               0.68
America Telecom              Purchase             February 21, 2003                     4000               0.68
America Telecom              Purchase             February 21, 2003                    30000               0.68
America Telecom              Purchase             February 21, 2003                    20000               0.68
America Telecom              Purchase             February 21, 2003                    24000               0.68
America Telecom              Purchase             February 21, 2003                    10000               0.68
America Telecom              Purchase             February 21, 2003                     4000               0.68
America Telecom              Purchase             February 21, 2003                      900               0.68
America Telecom              Purchase             February 21, 2003                     7100               0.68
America Telecom              Purchase             February 21, 2003                    92900               0.68
America Telecom              Purchase             February 21, 2003                     7100               0.68
America Telecom              Purchase             February 21, 2003                    50000               0.68
America Telecom              Purchase             February 21, 2003                    20000               0.68
America Telecom              Purchase             February 21, 2003                    30000               0.68
America Telecom              Purchase             February 21, 2003                    80000               0.68
America Telecom              Purchase             February 21, 2003                     5000               0.68
America Telecom              Purchase             February 21, 2003                     5000               0.68
America Telecom              Purchase             February 21, 2003                    50000               0.68
America Telecom              Purchase             February 21, 2003                     6000               0.68
America Telecom              Purchase             February 21, 2003                    50000               0.68
America Telecom              Purchase             February 21, 2003                    43000               0.68
America Telecom              Purchase             February 21, 2003                    10000               0.68
America Telecom              Purchase             February 21, 2003                    51000               0.68
America Telecom              Purchase             February 21, 2003                    19000               0.69
America Telecom              Purchase             February 21, 2003                     2500               0.69
America Telecom              Purchase             February 21, 2003                     1000               0.69
America Telecom              Purchase             February 21, 2003                     5000               0.69
America Telecom              Purchase             February 21, 2003                     5000               0.69
America Telecom              Purchase             February 21, 2003                    50000               0.69
America Telecom              Purchase             February 21, 2003                     5000               0.69
America Telecom              Purchase             February 21, 2003                     5000               0.69
America Telecom              Purchase             February 21, 2003                    50000               0.69
America Telecom              Purchase             February 21, 2003                     2000               0.69
America Telecom              Purchase             February 21, 2003                     5000            US$0.69
America Telecom              Purchase             February 21, 2003                    50500               0.69
America Telecom              Purchase             February 21, 2003                     2000               0.69
America Telecom              Purchase             February 21, 2003                     4000               0.69
America Telecom              Purchase             February 21, 2003                    94000               0.69
America Telecom              Purchase             February 21, 2003                    54500               0.69
America Telecom              Purchase             February 21, 2003                     2000               0.69
America Telecom              Purchase             February 21, 2003                    43500               0.69
America Telecom              Purchase             February 21, 2003                     4500               0.68
America Telecom              Purchase             February 21, 2003                    95000               0.68
America Telecom              Purchase             February 21, 2003                      500               0.68
America Telecom              Purchase             February 21, 2003                    69000               0.68
America Telecom              Purchase             February 21, 2003                    30000               0.68
America Telecom              Purchase             February 21, 2003                     1000               0.68
America Telecom              Purchase             February 21, 2003                    49000               0.68
America Telecom              Purchase             February 21, 2003                    51000               0.68
America Telecom              Purchase             February 21, 2003                    30700               0.68
America Telecom              Purchase             February 21, 2003                    69300               0.68
America Telecom              Purchase             February 21, 2003                     1000               0.68
America Telecom              Purchase             February 21, 2003                    40000               0.68
America Telecom              Purchase             February 21, 2003                    34600               0.69
America Telecom              Purchase             February 21, 2003                    24400               0.69
America Telecom              Purchase             February 21, 2003                    98600               0.68
America Telecom              Purchase             February 21, 2003                      500               0.68
America Telecom              Purchase             February 21, 2003                      100               0.68
America Telecom              Purchase             February 21, 2003                      200               0.68
America Telecom              Purchase             February 21, 2003                      400               0.68
America Telecom              Purchase             February 21, 2003                      200               0.68
America Telecom              Purchase             February 21, 2003                    19100               0.69
America Telecom              Purchase             February 21, 2003                    50000               0.69
America Telecom              Purchase             February 21, 2003                    30900               0.69
America Telecom              Purchase             February 21, 2003                    50400               0.69
America Telecom              Purchase             February 21, 2003                     9300               0.69
America Telecom              Purchase             February 21, 2003                      200               0.69
America Telecom              Purchase             February 21, 2003                    25000               0.69
America Telecom              Purchase             February 21, 2003                    15100               0.69
America Telecom              Purchase             February 21, 2003                     2500               0.69
America Telecom              Purchase             February 21, 2003                    20000               0.69
America Telecom              Purchase             February 21, 2003                    33700               0.69
America Telecom              Purchase             February 21, 2003                    43800               0.69
America Telecom              Purchase             February 21, 2003                     3000               0.69
America Telecom              Purchase             February 21, 2003                     6200               0.69
America Telecom              Purchase             February 21, 2003                    10000               0.69
America Telecom              Purchase             February 21, 2003                    62500            US$0.69
America Telecom              Purchase             February 21, 2003                    18300               0.69
America Telecom              Purchase             February 21, 2003                     1600               0.69
America Telecom              Purchase             February 21, 2003                    50000               0.69
America Telecom              Purchase             February 21, 2003                    48400               0.69
America Telecom              Purchase             February 21, 2003                   100000               0.69
America Telecom              Purchase             February 21, 2003                   100000               0.69
America Telecom              Purchase             February 21, 2003                     4500               0.69
America Telecom              Purchase             February 21, 2003                      700               0.69
America Telecom              Purchase             February 21, 2003                   100000               0.69
America Telecom              Purchase             February 21, 2003                    94800               0.69
America Telecom              Purchase             February 21, 2003                   100000               0.69
America Telecom              Purchase             February 21, 2003                    10000               0.69
America Telecom              Purchase             February 21, 2003                    90000               0.69
America Telecom              Purchase             February 21, 2003                   100000               0.69
America Telecom              Purchase             February 21, 2003                   200000               0.69
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                    12000               0.68
America Telecom              Purchase             February 24, 2003                    88000               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                   200000               0.68
America Telecom              Purchase             February 24, 2003                    50000               0.68
America Telecom              Purchase             February 24, 2003                    50000               0.68
America Telecom              Purchase             February 24, 2003                    42500               0.68
America Telecom              Purchase             February 24, 2003                    57500               0.68
America Telecom              Purchase             February 24, 2003                   100000               0.68
America Telecom              Purchase             February 24, 2003                    91900               0.68
America Telecom              Purchase             February 24, 2003                     5000               0.68
America Telecom              Purchase             February 24, 2003                     1500               0.68
America Telecom              Purchase             February 24, 2003                     1600               0.68
America Telecom              Purchase             February 24, 2003                    52000               0.68
America Telecom              Purchase             February 24, 2003                    40000               0.68
America Telecom              Purchase             February 24, 2003                     1000               0.68
America Telecom              Purchase             February 24, 2003                    50000               0.68
America Telecom              Purchase             February 24, 2003                     9000               0.68
America Telecom              Purchase             February 24, 2003                     1800               0.68
America Telecom              Purchase             February 24, 2003                    12700               0.68
America Telecom              Purchase             February 24, 2003                     8800            US$0.68
America Telecom              Purchase             February 24, 2003                     1400               0.68
America Telecom              Purchase             February 24, 2003                     4200               0.68
America Telecom              Purchase             February 24, 2003                     4200               0.68
America Telecom              Purchase             February 24, 2003                     2100               0.68
America Telecom              Purchase             February 24, 2003                    12800               0.68
America Telecom              Purchase             February 24, 2003                    37200               0.68
America Telecom              Purchase             February 24, 2003                    30000               0.68
America Telecom              Purchase             February 24, 2003                    15000               0.68
America Telecom              Purchase             February 24, 2003                    17800               0.68
America Telecom              Purchase             February 24, 2003                     5900               0.68
America Telecom              Purchase             February 24, 2003                    52000               0.68
America Telecom              Purchase             February 24, 2003                    42100               0.68
America Telecom              Purchase             February 24, 2003                    99000               0.68
America Telecom              Purchase             February 24, 2003                     1000               0.68
America Telecom              Purchase             February 24, 2003                   250000               0.68
America Telecom              Purchase             February 24, 2003                    50000               0.68
America Telecom              Purchase             February 24, 2003                      400               0.68
America Telecom              Purchase             February 24, 2003                    50000               0.68
America Telecom              Purchase             February 24, 2003                    31600               0.68
America Telecom              Purchase             February 24, 2003                    15000               0.68
America Telecom              Purchase             February 24, 2003                     3000               0.68
America Telecom              Purchase             February 24, 2003                    16000               0.68
America Telecom              Purchase             February 24, 2003                    15600               0.68
America Telecom              Purchase             February 24, 2003                    68400               0.68
America Telecom              Purchase             February 24, 2003                      300               0.68
America Telecom              Purchase             February 24, 2003                    99700               0.68
America Telecom              Purchase             February 24, 2003                    37600               0.68
America Telecom              Purchase             February 24, 2003                    62400               0.68
America Telecom              Purchase             February 24, 2003                     6600               0.68
America Telecom              Purchase             February 24, 2003                     7700               0.68
America Telecom              Purchase             February 24, 2003                    12300               0.68
America Telecom              Purchase             February 24, 2003                     5500               0.68
America Telecom              Purchase             February 24, 2003                     5500               0.68
America Telecom              Purchase             February 24, 2003                    14000               0.68
America Telecom              Purchase             February 24, 2003                    48400               0.68
America Telecom              Purchase             February 24, 2003                    45400               0.68
America Telecom              Purchase             February 24, 2003                     4000               0.68
America Telecom              Purchase             February 24, 2003                      600               0.68
America Telecom              Purchase             February 24, 2003                     6000               0.68
America Telecom              Purchase             February 24, 2003                    35000               0.68
America Telecom              Purchase             February 24, 2003                    10000               0.68
America Telecom              Purchase             February 24, 2003                    20000               0.68
America Telecom              Purchase             February 24, 2003                     1000            US$0.68
America Telecom              Purchase             February 24, 2003                    20000               0.68
America Telecom              Purchase             February 24, 2003                    58000               0.68
America Telecom              Purchase             February 25, 2003                     1900               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                      800               0.67
America Telecom              Purchase             February 25, 2003                      800               0.67
America Telecom              Purchase             February 25, 2003                    34600               0.67
America Telecom              Purchase             February 25, 2003                    65400               0.67
America Telecom              Purchase             February 25, 2003                    90400               0.67
America Telecom              Purchase             February 25, 2003                   109600               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                    10000               0.67
America Telecom              Purchase             February 25, 2003                     5000               0.67
America Telecom              Purchase             February 25, 2003                    48500               0.67
America Telecom              Purchase             February 25, 2003                    36500               0.67
America Telecom              Purchase             February 25, 2003                    94200               0.67
America Telecom              Purchase             February 25, 2003                     5800               0.67
America Telecom              Purchase             February 25, 2003                    98400               0.67
America Telecom              Purchase             February 25, 2003                    19000               0.67
America Telecom              Purchase             February 25, 2003                    50000               0.67
America Telecom              Purchase             February 25, 2003                    10000               0.67
America Telecom              Purchase             February 25, 2003                     1000               0.67
America Telecom              Purchase             February 25, 2003                     2600               0.67
America Telecom              Purchase             February 25, 2003                     8000               0.67
America Telecom              Purchase             February 25, 2003                     9400               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                    49000               0.67
America Telecom              Purchase             February 25, 2003                    25000               0.67
America Telecom              Purchase             February 25, 2003                    10000               0.67
America Telecom              Purchase             February 25, 2003                     5000               0.67
America Telecom              Purchase             February 25, 2003                     9100               0.67
America Telecom              Purchase             February 25, 2003                     9600               0.67
America Telecom              Purchase             February 25, 2003                    20000               0.67
America Telecom              Purchase             February 25, 2003                    12500               0.67
America Telecom              Purchase             February 25, 2003                    50000               0.67
America Telecom              Purchase             February 25, 2003                     7900               0.67
America Telecom              Purchase             February 25, 2003                    50000               0.66
America Telecom              Purchase             February 25, 2003                    50000               0.66
America Telecom              Purchase             February 25, 2003                    50000               0.66
America Telecom              Purchase             February 25, 2003                    50000               0.66
America Telecom              Purchase             February 25, 2003                    20000               0.66
America Telecom              Purchase             February 25, 2003                    44800               0.66
America Telecom              Purchase             February 25, 2003                    30000            US$0.66
America Telecom              Purchase             February 25, 2003                    10000               0.66
America Telecom              Purchase             February 25, 2003                    15200               0.66
America Telecom              Purchase             February 25, 2003                     2700               0.67
America Telecom              Purchase             February 25, 2003                    20000               0.67
America Telecom              Purchase             February 25, 2003                    25000               0.67
America Telecom              Purchase             February 25, 2003                    20000               0.67
America Telecom              Purchase             February 25, 2003                    30000               0.67
America Telecom              Purchase             February 25, 2003                     2300               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.66
America Telecom              Purchase             February 25, 2003                    26000               0.66
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                    74000               0.67
America Telecom              Purchase             February 25, 2003                    33000               0.67
America Telecom              Purchase             February 25, 2003                    50000               0.67
America Telecom              Purchase             February 25, 2003                    17000               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                    11800               0.67
America Telecom              Purchase             February 25, 2003                    30000               0.67
America Telecom              Purchase             February 25, 2003                    40000               0.67
America Telecom              Purchase             February 25, 2003                    18200               0.67
America Telecom              Purchase             February 25, 2003                    30000               0.67
America Telecom              Purchase             February 25, 2003                    14000               0.67
America Telecom              Purchase             February 25, 2003                    36000               0.67
America Telecom              Purchase             February 25, 2003                   200000               0.67
America Telecom              Purchase             February 25, 2003                      500               0.67
America Telecom              Purchase             February 25, 2003                    50000               0.67
America Telecom              Purchase             February 25, 2003                    49500               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 25, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                    48000               0.67
America Telecom              Purchase             February 26, 2003                    50000               0.67
America Telecom              Purchase             February 26, 2003                     3800               0.67
America Telecom              Purchase             February 26, 2003                    30000               0.67
America Telecom              Purchase             February 26, 2003                    16200               0.67
America Telecom              Purchase             February 26, 2003                    52000               0.67
America Telecom              Purchase             February 26, 2003                    40000            US$0.67
America Telecom              Purchase             February 26, 2003                    60000               0.67
America Telecom              Purchase             February 26, 2003                    50000               0.67
America Telecom              Purchase             February 26, 2003                    50000               0.67
America Telecom              Purchase             February 26, 2003                    98700               0.67
America Telecom              Purchase             February 26, 2003                     1300               0.67
America Telecom              Purchase             February 26, 2003                    30000               0.67
America Telecom              Purchase             February 26, 2003                    52000               0.67
America Telecom              Purchase             February 26, 2003                     4000               0.67
America Telecom              Purchase             February 26, 2003                    14000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                     9700               0.67
America Telecom              Purchase             February 26, 2003                    90300               0.67
America Telecom              Purchase             February 26, 2003                    16800               0.67
America Telecom              Purchase             February 26, 2003                    20000               0.67
America Telecom              Purchase             February 26, 2003                    50000               0.67
America Telecom              Purchase             February 26, 2003                     3000               0.67
America Telecom              Purchase             February 26, 2003                     3000               0.67
America Telecom              Purchase             February 26, 2003                     7200               0.67
America Telecom              Purchase             February 26, 2003                    40000               0.67
America Telecom              Purchase             February 26, 2003                    18400               0.67
America Telecom              Purchase             February 26, 2003                    39000               0.67
America Telecom              Purchase             February 26, 2003                     2600               0.67
America Telecom              Purchase             February 26, 2003                      400               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.68
America Telecom              Purchase             February 26, 2003                   100000               0.68
America Telecom              Purchase             February 26, 2003                   199600               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                   100000               0.67
America Telecom              Purchase             February 26, 2003                    16000               0.67
America Telecom              Purchase             February 26, 2003                     7500               0.67
America Telecom              Purchase             February 26, 2003                   200000               0.67
America Telecom              Purchase             February 26, 2003                     3000               0.67
America Telecom              Purchase             February 26, 2003                    16000               0.67
America Telecom              Purchase             February 26, 2003                     3800               0.67
America Telecom              Purchase             February 26, 2003                     6000               0.67
America Telecom              Purchase             February 26, 2003                    50700               0.67
America Telecom              Purchase             February 26, 2003                     3500               0.67
America Telecom              Purchase             February 26, 2003                    13200               0.67
America Telecom              Purchase             February 26, 2003                     6400               0.67
America Telecom              Purchase             February 26, 2003                    50000               0.67
America Telecom              Purchase             February 26, 2003                     4000               0.67
America Telecom              Purchase             February 26, 2003                    19900            US$0.67
America Telecom              Purchase             February 26, 2003                     1000               0.67
America Telecom              Purchase             February 26, 2003                     2300               0.67
America Telecom              Purchase             February 26, 2003                    30000               0.67
America Telecom              Purchase             February 26, 2003                     7000               0.67
America Telecom              Purchase             February 26, 2003                    28900               0.67
America Telecom              Purchase             February 26, 2003                    30000               0.67
America Telecom              Purchase             February 26, 2003                      800               0.67
America Telecom              Purchase             February 26, 2003                    29200               0.67
America Telecom              Purchase             February 26, 2003                     7000               0.67
America Telecom              Purchase             February 26, 2003                    16500               0.67
America Telecom              Purchase             February 26, 2003                    23500               0.67
America Telecom              Purchase             February 26, 2003                    20000               0.67
America Telecom              Purchase             February 26, 2003                     3800               0.67
America Telecom              Purchase             February 26, 2003                    50000               0.67
America Telecom              Purchase             February 26, 2003                    50000               0.67
America Telecom              Purchase             February 26, 2003                     3000               0.67
America Telecom              Purchase             February 26, 2003                     1500               0.67
America Telecom              Purchase             February 26, 2003                    15000               0.67
America Telecom              Purchase             February 26, 2003                    80500               0.67
America Telecom              Purchase             February 27, 2003                    28000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                    72000               0.67
America Telecom              Purchase             February 27, 2003                    45000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                    50000               0.67
America Telecom              Purchase             February 27, 2003                    50000               0.67
America Telecom              Purchase             February 27, 2003                    55000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                    59000               0.67
America Telecom              Purchase             February 27, 2003                    41000               0.67
America Telecom              Purchase             February 27, 2003                    97900               0.67
America Telecom              Purchase             February 27, 2003                     2100               0.67
America Telecom              Purchase             February 27, 2003                    68900               0.67
America Telecom              Purchase             February 27, 2003                     2000               0.67
America Telecom              Purchase             February 27, 2003                     3000               0.67
America Telecom              Purchase             February 27, 2003                    11200               0.67
America Telecom              Purchase             February 27, 2003                    14900               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                     3600               0.67
America Telecom              Purchase             February 27, 2003                     2000               0.67
America Telecom              Purchase             February 27, 2003                     8000               0.67
America Telecom              Purchase             February 27, 2003                    86400            US$0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                     1500               0.67
America Telecom              Purchase             February 27, 2003                     4000               0.67
America Telecom              Purchase             February 27, 2003                    75000               0.67
America Telecom              Purchase             February 27, 2003                    25000               0.67
America Telecom              Purchase             February 27, 2003                   100000               0.67
America Telecom              Purchase             February 27, 2003                    94500               0.67
America Telecom              Purchase             February 27, 2003                     1600               0.67
America Telecom              Purchase             February 27, 2003                     3000               0.67
America Telecom              Purchase             February 27, 2003                    50000               0.67
America Telecom              Purchase             February 27, 2003                   181600               0.67
America Telecom              Purchase             February 27, 2003                    14300               0.67
America Telecom              Purchase             February 27, 2003                     4100               0.67
America Telecom              Purchase             February 27, 2003                    44000               0.67
America Telecom              Purchase             February 27, 2003                     1400               0.67
America Telecom              Purchase             February 27, 2003                    22600               0.67
America Telecom              Purchase             February 27, 2003                    77400               0.67
America Telecom              Purchase             February 28, 2003                    47000               0.68
America Telecom              Purchase             February 28, 2003                    10000               0.68
America Telecom              Purchase             February 28, 2003                    43000               0.68
America Telecom              Purchase             February 28, 2003                   100000               0.68
America Telecom              Purchase             February 28, 2003                   100000               0.68
America Telecom              Purchase             February 28, 2003                    10000               0.68
America Telecom              Purchase             February 28, 2003                    50000               0.68
America Telecom              Purchase             February 28, 2003                    40000               0.68
America Telecom              Purchase             February 28, 2003                   100000               0.68
America Telecom              Purchase             February 28, 2003                   100000               0.68
America Telecom              Purchase             February 28, 2003                   100000               0.68
America Telecom              Purchase             February 28, 2003                    17800               0.69
America Telecom              Purchase             February 28, 2003                    50000               0.69
America Telecom              Purchase             February 28, 2003                    32200               0.69
America Telecom              Purchase             February 28, 2003                    36000               0.69
America Telecom              Purchase             February 28, 2003                     8000            US$0.69
America Telecom              Purchase             February 28, 2003                    52500               0.69
America Telecom              Purchase             February 28, 2003                     3500               0.69
America Telecom              Purchase             February 28, 2003                   100000               0.69
America Telecom              Purchase             March 3, 2003                       100000               0.69
America Telecom              Purchase             March 3, 2003                        67400               0.69
America Telecom              Purchase             March 3, 2003                        32600               0.69
America Telecom              Purchase             March 3, 2003                       100000               0.69
America Telecom              Purchase             March 3, 2003                       195800               0.69
America Telecom              Purchase             March 3, 2003                         4000               0.69
America Telecom              Purchase             March 3, 2003                          200               0.69
America Telecom              Purchase             March 3, 2003                       100000               0.69
America Telecom              Purchase             March 3, 2003                       100000               0.69
America Telecom              Purchase             March 3, 2003                        42900               0.69
America Telecom              Purchase             March 3, 2003                         1200               0.69
America Telecom              Purchase             March 3, 2003                        49000               0.70
America Telecom              Purchase             March 3, 2003                         6900               0.70
America Telecom              Purchase             March 3, 2003                        22100               0.70
America Telecom              Purchase             March 3, 2003                        50000               0.70
America Telecom              Purchase             March 3, 2003                        27900               0.70
America Telecom              Purchase             March 3, 2003                         2100               0.70
America Telecom              Purchase             March 3, 2003                        50000               0.70
America Telecom              Purchase             March 3, 2003                        20000               0.70
America Telecom              Purchase             March 3, 2003                        20000               0.70
America Telecom              Purchase             March 3, 2003                         7900               0.70
America Telecom              Purchase             March 3, 2003                        15500               0.70
America Telecom              Purchase             March 3, 2003                        84500               0.70
America Telecom              Purchase             March 3, 2003                       100000               0.70
America Telecom              Purchase             March 3, 2003                        19800               0.69
America Telecom              Purchase             March 3, 2003                        80200               0.69
America Telecom              Purchase             March 3, 2003                        14500               0.69
America Telecom              Purchase             March 3, 2003                         6400               0.69
America Telecom              Purchase             March 3, 2003                        93600               0.69
America Telecom              Purchase             March 3, 2003                        90000               0.69
America Telecom              Purchase             March 3, 2003                        10000               0.69
America Telecom              Purchase             March 3, 2003                       100000               0.69
America Telecom              Purchase             March 3, 2003                         3000               0.69
America Telecom              Purchase             March 3, 2003                        82500               0.69
America Telecom              Purchase             March 3, 2003                        61200               0.69
America Telecom              Purchase             March 3, 2003                         2000               0.69
America Telecom              Purchase             March 3, 2003                         3500               0.69
America Telecom              Purchase             March 3, 2003                         3200               0.69
America Telecom              Purchase             March 3, 2003                         2500               0.69
America Telecom              Purchase             March 3, 2003                         1000            US$0.69
America Telecom              Purchase             March 3, 2003                        26600               0.69
America Telecom              Purchase             March 3, 2003                        37900               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 3, 2003                         5000               0.69
America Telecom              Purchase             March 3, 2003                        27100               0.69
America Telecom              Purchase             March 3, 2003                        39000               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 3, 2003                        31000               0.69
America Telecom              Purchase             March 3, 2003                        50000               0.69
America Telecom              Purchase             March 3, 2003                        50000               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 3, 2003                        20000               0.69
America Telecom              Purchase             March 3, 2003                        12000               0.69
America Telecom              Purchase             March 3, 2003                         8000               0.69
America Telecom              Purchase             March 3, 2003                        49900               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 3, 2003                        20100               0.69
America Telecom              Purchase             March 3, 2003                        50000               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 3, 2003                         4000               0.69
America Telecom              Purchase             March 3, 2003                        16000               0.69
America Telecom              Purchase             March 3, 2003                        75300               0.69
America Telecom              Purchase             March 3, 2003                        24700               0.69
America Telecom              Purchase             March 3, 2003                         9000               0.69
America Telecom              Purchase             March 3, 2003                        18700               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 3, 2003                         3000               0.69
America Telecom              Purchase             March 3, 2003                        20000               0.69
America Telecom              Purchase             March 3, 2003                        48400               0.69
America Telecom              Purchase             March 3, 2003                        31600               0.69
America Telecom              Purchase             March 3, 2003                          500               0.69
America Telecom              Purchase             March 3, 2003                         6400               0.69
America Telecom              Purchase             March 3, 2003                         4000               0.69
America Telecom              Purchase             March 3, 2003                         1900               0.69
America Telecom              Purchase             March 3, 2003                         6000               0.69
America Telecom              Purchase             March 3, 2003                        30000               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.69
America Telecom              Purchase             March 4, 2003                        10000               0.69
America Telecom              Purchase             March 4, 2003                        40000               0.69
America Telecom              Purchase             March 4, 2003                        10000               0.69
America Telecom              Purchase             March 4, 2003                        40000            US$0.69
America Telecom              Purchase             March 4, 2003                         5000               0.69
America Telecom              Purchase             March 4, 2003                        20000               0.69
America Telecom              Purchase             March 4, 2003                        25000               0.69
America Telecom              Purchase             March 4, 2003                       100000               0.69
America Telecom              Purchase             March 4, 2003                          400               0.69
America Telecom              Purchase             March 4, 2003                        99600               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.69
America Telecom              Purchase             March 4, 2003                       100000               0.69
America Telecom              Purchase             March 4, 2003                        10800               0.69
America Telecom              Purchase             March 4, 2003                        39200               0.69
America Telecom              Purchase             March 4, 2003                        10800               0.69
America Telecom              Purchase             March 4, 2003                        39200               0.69
America Telecom              Purchase             March 4, 2003                        95000               0.69
America Telecom              Purchase             March 4, 2003                         2900               0.69
America Telecom              Purchase             March 4, 2003                         2100               0.69
America Telecom              Purchase             March 4, 2003                       100000               0.69
America Telecom              Purchase             March 4, 2003                        22000               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.69
America Telecom              Purchase             March 4, 2003                         9200               0.69
America Telecom              Purchase             March 4, 2003                          500               0.69
America Telecom              Purchase             March 4, 2003                        18300               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.69
America Telecom              Purchase             March 4, 2003                         3000               0.69
America Telecom              Purchase             March 4, 2003                        81700               0.69
America Telecom              Purchase             March 4, 2003                        15000               0.69
America Telecom              Purchase             March 4, 2003                          300               0.69
America Telecom              Purchase             March 4, 2003                        20200               0.69
America Telecom              Purchase             March 4, 2003                        29800               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.69
America Telecom              Purchase             March 4, 2003                        13400               0.69
America Telecom              Purchase             March 4, 2003                        36600               0.69
America Telecom              Purchase             March 4, 2003                        42400               0.69
America Telecom              Purchase             March 4, 2003                         7600               0.69
America Telecom              Purchase             March 4, 2003                        50000               0.68
America Telecom              Purchase             March 4, 2003                        50000               0.68
America Telecom              Purchase             March 4, 2003                        54400               0.69
America Telecom              Purchase             March 4, 2003                         4000               0.69
America Telecom              Purchase             March 4, 2003                        25000               0.69
America Telecom              Purchase             March 4, 2003                        16600               0.69
America Telecom              Purchase             March 4, 2003                        12000               0.69
America Telecom              Purchase             March 4, 2003                        35000               0.69
America Telecom              Purchase             March 4, 2003                        53000            US$0.69
America Telecom              Purchase             March 4, 2003                        67300               0.69
America Telecom              Purchase             March 4, 2003                        26400               0.69
America Telecom              Purchase             March 4, 2003                         6300               0.69
America Telecom              Purchase             March 4, 2003                        21400               0.69
America Telecom              Purchase             March 4, 2003                         7000               0.69
America Telecom              Purchase             March 4, 2003                        37300               0.69
America Telecom              Purchase             March 4, 2003                        34300               0.69
America Telecom              Purchase             March 4, 2003                        65700               0.69
America Telecom              Purchase             March 4, 2003                        34300               0.69
America Telecom              Purchase             March 5, 2003                        25000               0.69
America Telecom              Purchase             March 5, 2003                        25000               0.69
America Telecom              Purchase             March 5, 2003                        50000               0.69
America Telecom              Purchase             March 5, 2003                        50000               0.69
America Telecom              Purchase             March 5, 2003                        10000               0.69
America Telecom              Purchase             March 5, 2003                        40000               0.69
America Telecom              Purchase             March 5, 2003                         4000               0.69
America Telecom              Purchase             March 5, 2003                        96000               0.69
America Telecom              Purchase             March 5, 2003                        40000               0.69
America Telecom              Purchase             March 5, 2003                        10000               0.69
America Telecom              Purchase             March 5, 2003                        75900               0.69
America Telecom              Purchase             March 5, 2003                         1700               0.69
America Telecom              Purchase             March 5, 2003                        22400               0.69
America Telecom              Purchase             March 5, 2003                        22600               0.69
America Telecom              Purchase             March 5, 2003                         1800               0.69
America Telecom              Purchase             March 5, 2003                        10000               0.69
America Telecom              Purchase             March 5, 2003                        15600               0.69
America Telecom              Purchase             March 5, 2003                         6000               0.69
America Telecom              Purchase             March 5, 2003                        50000               0.69
America Telecom              Purchase             March 5, 2003                         6300               0.69
America Telecom              Purchase             March 5, 2003                        37700               0.69
America Telecom              Purchase             March 5, 2003                         5800               0.69
America Telecom              Purchase             March 5, 2003                        40000               0.69
America Telecom              Purchase             March 5, 2003                        54200               0.69
America Telecom              Purchase             March 5, 2003                        10200               0.69
America Telecom              Purchase             March 5, 2003                        20000               0.69
America Telecom              Purchase             March 5, 2003                        69800               0.69
America Telecom              Purchase             March 5, 2003                        22100               0.69
America Telecom              Purchase             March 5, 2003                        20000               0.69
America Telecom              Purchase             March 5, 2003                        50000               0.69
America Telecom              Purchase             March 5, 2003                         4000               0.69
America Telecom              Purchase             March 5, 2003                         3900               0.69
America Telecom              Purchase             March 5, 2003                       100000               0.69
America Telecom              Purchase             March 5, 2003                        19000            US$0.69
America Telecom              Purchase             March 5, 2003                        75900               0.69
America Telecom              Purchase             March 5, 2003                         5100               0.69
America Telecom              Purchase             March 5, 2003                        44000               0.69
America Telecom              Purchase             March 5, 2003                         6000               0.69
America Telecom              Purchase             March 5, 2003                        50000               0.69
America Telecom              Purchase             March 5, 2003                         2700               0.69
America Telecom              Purchase             March 5, 2003                        47300               0.69
America Telecom              Purchase             March 5, 2003                        47700               0.69
America Telecom              Purchase             March 5, 2003                         2300               0.69
America Telecom              Purchase             March 5, 2003                        50000               0.69
America Telecom              Purchase             March 5, 2003                        50000               0.69
America Telecom              Purchase             March 5, 2003                        83400               0.69
America Telecom              Purchase             March 5, 2003                        16600               0.69
America Telecom              Purchase             March 5, 2003                        49000               0.69
America Telecom              Purchase             March 5, 2003                         1000               0.69
America Telecom              Purchase             March 5, 2003                        40000               0.69
America Telecom              Purchase             March 5, 2003                        10000               0.69
America Telecom              Purchase             March 5, 2003                        75900               0.69
America Telecom              Purchase             March 5, 2003                        24100               0.69
America Telecom              Purchase             March 5, 2003                        55900               0.69
America Telecom              Purchase             March 5, 2003                        42500               0.69
America Telecom              Purchase             March 5, 2003                         1600               0.69
America Telecom              Purchase             March 5, 2003                         5000               0.69
America Telecom              Purchase             March 5, 2003                        30000               0.69
America Telecom              Purchase             March 5, 2003                       165000               0.69
America Telecom              Purchase             March 6, 2003                        37900               0.69
America Telecom              Purchase             March 6, 2003                        12300               0.69
America Telecom              Purchase             March 6, 2003                        49800               0.69
America Telecom              Purchase             March 6, 2003                        31300               0.69
America Telecom              Purchase             March 6, 2003                        68700               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                        25900               0.69
America Telecom              Purchase             March 6, 2003                        41000               0.69
America Telecom              Purchase             March 6, 2003                        10000               0.69
America Telecom              Purchase             March 6, 2003                        23100               0.69
America Telecom              Purchase             March 6, 2003                        10100               0.69
America Telecom              Purchase             March 6, 2003                        48100               0.69
America Telecom              Purchase             March 6, 2003                        10000               0.69
America Telecom              Purchase             March 6, 2003                        31800               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                          100            US$0.69
America Telecom              Purchase             March 6, 2003                        99900               0.69
America Telecom              Purchase             March 6, 2003                         1500               0.69
America Telecom              Purchase             March 6, 2003                        14800               0.69
America Telecom              Purchase             March 6, 2003                         5800               0.69
America Telecom              Purchase             March 6, 2003                         7000               0.69
America Telecom              Purchase             March 6, 2003                        72400               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                         8800               0.69
America Telecom              Purchase             March 6, 2003                        89700               0.69
America Telecom              Purchase             March 6, 2003                        64400               0.69
America Telecom              Purchase             March 6, 2003                        35600               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                        12500               0.69
America Telecom              Purchase             March 6, 2003                        87500               0.69
America Telecom              Purchase             March 6, 2003                        37100               0.69
America Telecom              Purchase             March 6, 2003                        62900               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                        18700               0.69
America Telecom              Purchase             March 6, 2003                        81300               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                        50600               0.69
America Telecom              Purchase             March 6, 2003                        17400               0.69
America Telecom              Purchase             March 6, 2003                        32000               0.69
America Telecom              Purchase             March 6, 2003                        96600               0.69
America Telecom              Purchase             March 6, 2003                         3400               0.69
America Telecom              Purchase             March 6, 2003                        96600               0.69
America Telecom              Purchase             March 6, 2003                         3400               0.69
America Telecom              Purchase             March 6, 2003                         8000               0.69
America Telecom              Purchase             March 6, 2003                        25000               0.69
America Telecom              Purchase             March 6, 2003                        27000               0.69
America Telecom              Purchase             March 6, 2003                        10000               0.69
America Telecom              Purchase             March 6, 2003                        19000               0.69
America Telecom              Purchase             March 6, 2003                        18000               0.69
America Telecom              Purchase             March 6, 2003                        21900               0.69
America Telecom              Purchase             March 6, 2003                        12800               0.69
America Telecom              Purchase             March 6, 2003                        13600               0.69
America Telecom              Purchase             March 6, 2003                        13600               0.69
America Telecom              Purchase             March 6, 2003                        11500               0.69
America Telecom              Purchase             March 6, 2003                         8100               0.69
America Telecom              Purchase             March 6, 2003                         7600               0.69
America Telecom              Purchase             March 6, 2003                         3900               0.69
America Telecom              Purchase             March 6, 2003                        52800               0.69
America Telecom              Purchase             March 6, 2003                        13600            US$0.69
America Telecom              Purchase             March 6, 2003                        33600               0.69
America Telecom              Purchase             March 6, 2003                         7600               0.69
America Telecom              Purchase             March 6, 2003                        26300               0.69
America Telecom              Purchase             March 6, 2003                        38500               0.69
America Telecom              Purchase             March 6, 2003                        29000               0.69
America Telecom              Purchase             March 6, 2003                         4500               0.69
America Telecom              Purchase             March 6, 2003                        44100               0.69
America Telecom              Purchase             March 6, 2003                        50000               0.69
America Telecom              Purchase             March 6, 2003                         1600               0.69
America Telecom              Purchase             March 6, 2003                         2000               0.69
America Telecom              Purchase             March 6, 2003                        26100               0.69
America Telecom              Purchase             March 6, 2003                        38700               0.69
America Telecom              Purchase             March 6, 2003                          100               0.69
America Telecom              Purchase             March 6, 2003                        88200               0.69
America Telecom              Purchase             March 6, 2003                       100000               0.69
America Telecom              Purchase             March 6, 2003                        40000               0.69
America Telecom              Purchase             March 6, 2003                         3300               0.69
America Telecom              Purchase             March 7, 2003                        36000               0.68
America Telecom              Purchase             March 7, 2003                        70400               0.68
America Telecom              Purchase             March 7, 2003                        55800               0.68
America Telecom              Purchase             March 7, 2003                          100               0.68
America Telecom              Purchase             March 7, 2003                          100               0.68
America Telecom              Purchase             March 7, 2003                          200               0.68
America Telecom              Purchase             March 7, 2003                        12000               0.68
America Telecom              Purchase             March 7, 2003                          100               0.68
America Telecom              Purchase             March 7, 2003                          600               0.68
America Telecom              Purchase             March 7, 2003                        24700               0.68
America Telecom              Purchase             March 7, 2003                       100000               0.68
America Telecom              Purchase             March 7, 2003                        75300               0.68
America Telecom              Purchase             March 7, 2003                        19100               0.68
America Telecom              Purchase             March 7, 2003                        70400               0.68
America Telecom              Purchase             March 7, 2003                        11000               0.68
America Telecom              Purchase             March 7, 2003                        38000               0.68
America Telecom              Purchase             March 7, 2003                        24500               0.68
America Telecom              Purchase             March 7, 2003                        10000               0.68
America Telecom              Purchase             March 7, 2003                       136500               0.69
America Telecom              Purchase             March 7, 2003                         6500               0.69
America Telecom              Purchase             March 7, 2003                        15000               0.69
America Telecom              Purchase             March 7, 2003                        53000               0.69
America Telecom              Purchase             March 7, 2003                        80900               0.69
America Telecom              Purchase             March 7, 2003                       100000               0.69
America Telecom              Purchase             March 7, 2003                         6000               0.69
America Telecom              Purchase             March 7, 2003                        50000            US$0.69
America Telecom              Purchase             March 7, 2003                        15000               0.69
America Telecom              Purchase             March 7, 2003                        29000               0.69
America Telecom              Purchase             March 7, 2003                        38400               0.69
America Telecom              Purchase             March 7, 2003                        61600               0.69
America Telecom              Purchase             March 7, 2003                        24600               0.69
America Telecom              Purchase             March 7, 2003                        75400               0.69
America Telecom              Purchase             March 7, 2003                       150000               0.69
America Telecom              Purchase             March 7, 2003                         2500               0.69
America Telecom              Purchase             March 7, 2003                        20000               0.69
America Telecom              Purchase             March 7, 2003                       100000               0.69
America Telecom              Purchase             March 7, 2003                        80000               0.69
America Telecom              Purchase             March 7, 2003                       100000               0.69
America Telecom              Purchase             March 7, 2003                       100000               0.69
America Telecom              Purchase             March 7, 2003                         3000               0.69
America Telecom              Purchase             March 7, 2003                        10000               0.69
America Telecom              Purchase             March 7, 2003                       200000               0.69
America Telecom              Purchase             March 7, 2003                         1000               0.69
America Telecom              Purchase             March 7, 2003                         2000               0.69
America Telecom              Purchase             March 7, 2003                         2900               0.69
America Telecom              Purchase             March 7, 2003                        22000               0.69
America Telecom              Purchase             March 7, 2003                        10000               0.69
America Telecom              Purchase             March 7, 2003                          100               0.69
America Telecom              Purchase             March 7, 2003                       100000               0.69
America Telecom              Purchase             March 7, 2003                          100               0.69
America Telecom              Purchase             March 7, 2003                        10000               0.69
America Telecom              Purchase             March 7, 2003                         8400               0.69
America Telecom              Purchase             March 7, 2003                         4700               0.69
America Telecom              Purchase             March 7, 2003                       100000               0.69
America Telecom              Purchase             March 7, 2003                        34000               0.69
America Telecom              Purchase             March 7, 2003                        81900               0.69
America Telecom              Purchase             March 7, 2003                        10000               0.69
America Telecom              Purchase             March 7, 2003                        19500               0.69
America Telecom              Purchase             March 7, 2003                        20000               0.69
America Telecom              Purchase             March 7, 2003                        60000               0.69
America Telecom              Purchase             March 7, 2003                        55000               0.69
America Telecom              Purchase             March 7, 2003                       100000               0.69
America Telecom              Purchase             March 10, 2003                       49400               0.68
America Telecom              Purchase             March 10, 2003                       50600               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                        5000               0.68
America Telecom              Purchase             March 10, 2003                       95000               0.68
America Telecom              Purchase             March 10, 2003                       50000            US$0.68
America Telecom              Purchase             March 10, 2003                       50000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                       34000               0.68
America Telecom              Purchase             March 10, 2003                       10000               0.68
America Telecom              Purchase             March 10, 2003                       50000               0.68
America Telecom              Purchase             March 10, 2003                        6000               0.68
America Telecom              Purchase             March 10, 2003                         300               0.68
America Telecom              Purchase             March 10, 2003                       92600               0.68
America Telecom              Purchase             March 10, 2003                        7400               0.68
America Telecom              Purchase             March 10, 2003                       49000               0.68
America Telecom              Purchase             March 10, 2003                       51000               0.68
America Telecom              Purchase             March 10, 2003                       50000               0.68
America Telecom              Purchase             March 10, 2003                       50000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                       19400               0.68
America Telecom              Purchase             March 10, 2003                        4000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                       66000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                         300               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                        1500               0.68
America Telecom              Purchase             March 10, 2003                       98500               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                        2400               0.68
America Telecom              Purchase             March 10, 2003                        1600               0.68
America Telecom              Purchase             March 10, 2003                       20000               0.68
America Telecom              Purchase             March 10, 2003                       74200               0.68
America Telecom              Purchase             March 10, 2003                        1200               0.68
America Telecom              Purchase             March 10, 2003                         600               0.68
America Telecom              Purchase             March 10, 2003                       36000               0.68
America Telecom              Purchase             March 10, 2003                       50000               0.68
America Telecom              Purchase             March 10, 2003                       14000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                       18800               0.68
America Telecom              Purchase             March 10, 2003                        1500               0.68
America Telecom              Purchase             March 10, 2003                         200               0.68
America Telecom              Purchase             March 10, 2003                       79500               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                        4900            US$0.68
America Telecom              Purchase             March 10, 2003                       95100               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                       17900               0.68
America Telecom              Purchase             March 10, 2003                       82100               0.68
America Telecom              Purchase             March 10, 2003                      100000               0.68
America Telecom              Purchase             March 10, 2003                       81400               0.68
America Telecom              Purchase             March 10, 2003                         200               0.68
America Telecom              Purchase             March 10, 2003                        2400               0.68
America Telecom              Purchase             March 10, 2003                       16000               0.68
America Telecom              Purchase             March 11, 2003                       60000               0.69
America Telecom              Purchase             March 11, 2003                       40000               0.69
America Telecom              Purchase             March 11, 2003                       10000               0.69
America Telecom              Purchase             March 11, 2003                       50000               0.69
America Telecom              Purchase             March 11, 2003                       40000               0.69
America Telecom              Purchase             March 11, 2003                        6200               0.69
America Telecom              Purchase             March 11, 2003                       48600               0.69
America Telecom              Purchase             March 11, 2003                         200               0.69
America Telecom              Purchase             March 11, 2003                         100               0.69
America Telecom              Purchase             March 11, 2003                         100               0.69
America Telecom              Purchase             March 11, 2003                         100               0.69
America Telecom              Purchase             March 11, 2003                         100               0.69
America Telecom              Purchase             March 11, 2003                      150000               0.69
America Telecom              Purchase             March 11, 2003                       49400               0.69
America Telecom              Purchase             March 11, 2003                       51900               0.69
America Telecom              Purchase             March 11, 2003                       48100               0.69
America Telecom              Purchase             March 11, 2003                       68400               0.69
America Telecom              Purchase             March 11, 2003                        1000               0.69
America Telecom              Purchase             March 11, 2003                        8900               0.69
America Telecom              Purchase             March 11, 2003                         500               0.69
America Telecom              Purchase             March 11, 2003                       21200               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                       60000               0.69
America Telecom              Purchase             March 11, 2003                       20000               0.69
America Telecom              Purchase             March 11, 2003                       31400               0.69
America Telecom              Purchase             March 11, 2003                       33800               0.69
America Telecom              Purchase             March 11, 2003                        5000               0.69
America Telecom              Purchase             March 11, 2003                       12000               0.69
America Telecom              Purchase             March 11, 2003                       73300               0.69
America Telecom              Purchase             March 11, 2003                        9700               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                      100000            US$0.69
America Telecom              Purchase             March 11, 2003                       37500               0.69
America Telecom              Purchase             March 11, 2003                       62500               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                         400               0.69
America Telecom              Purchase             March 11, 2003                       83600               0.69
America Telecom              Purchase             March 11, 2003                       16000               0.69
America Telecom              Purchase             March 11, 2003                      100000               0.69
America Telecom              Purchase             March 11, 2003                       89700               0.69
America Telecom              Purchase             March 11, 2003                       10300               0.69
America Telecom              Purchase             March 11, 2003                       93800               0.69
America Telecom              Purchase             March 11, 2003                        6200               0.69
America Telecom              Purchase             March 11, 2003                         200               0.69
America Telecom              Purchase             March 11, 2003                        2100               0.69
America Telecom              Purchase             March 11, 2003                       97700               0.69
America Telecom              Purchase             March 11, 2003                        3000               0.68
America Telecom              Purchase             March 11, 2003                       69700               0.68
America Telecom              Purchase             March 11, 2003                       27300               0.68
America Telecom              Purchase             March 11, 2003                         500               0.68
America Telecom              Purchase             March 11, 2003                       80000               0.68
America Telecom              Purchase             March 11, 2003                       19500               0.68
America Telecom              Purchase             March 11, 2003                      100000               0.68
America Telecom              Purchase             March 11, 2003                       22100               0.68
America Telecom              Purchase             March 11, 2003                       49000               0.68
America Telecom              Purchase             March 11, 2003                        2900               0.68
America Telecom              Purchase             March 11, 2003                       26000               0.68
America Telecom              Purchase             March 11, 2003                       84000               0.68
America Telecom              Purchase             March 11, 2003                       16000               0.68
America Telecom              Purchase             March 11, 2003                      200000               0.68
America Telecom              Purchase             March 12, 2003                       37300               0.68
America Telecom              Purchase             March 12, 2003                        1700               0.68
America Telecom              Purchase             March 12, 2003                       61000               0.68
America Telecom              Purchase             March 12, 2003                       47500               0.68
America Telecom              Purchase             March 12, 2003                       52500               0.68
America Telecom              Purchase             March 12, 2003                       12600               0.68
America Telecom              Purchase             March 12, 2003                       36500               0.68
America Telecom              Purchase             March 12, 2003                       40000               0.68
America Telecom              Purchase             March 12, 2003                       10000               0.68
America Telecom              Purchase             March 12, 2003                       10000               0.68
America Telecom              Purchase             March 12, 2003                        8200               0.68
America Telecom              Purchase             March 12, 2003                       59200               0.68
America Telecom              Purchase             March 12, 2003                        8300            US$0.68
America Telecom              Purchase             March 12, 2003                       50000               0.68
America Telecom              Purchase             March 12, 2003                         500               0.68
America Telecom              Purchase             March 12, 2003                       10000               0.68
America Telecom              Purchase             March 12, 2003                       10000               0.68
America Telecom              Purchase             March 12, 2003                       20400               0.68
America Telecom              Purchase             March 12, 2003                         800               0.68
America Telecom              Purchase             March 12, 2003                       75000               0.68
America Telecom              Purchase             March 12, 2003                       25000               0.68
America Telecom              Purchase             March 12, 2003                       23500               0.68
America Telecom              Purchase             March 12, 2003                      100000               0.68
America Telecom              Purchase             March 12, 2003                         600               0.68
America Telecom              Purchase             March 12, 2003                       50000               0.68
America Telecom              Purchase             March 12, 2003                       10000               0.68
America Telecom              Purchase             March 12, 2003                       10000               0.68
America Telecom              Purchase             March 12, 2003                       29400               0.68
America Telecom              Purchase             March 12, 2003                      100000               0.68
America Telecom              Purchase             March 12, 2003                      100000               0.68
America Telecom              Purchase             March 12, 2003                       50000               0.68
America Telecom              Purchase             March 12, 2003                       50000               0.68
America Telecom              Purchase             March 12, 2003                       80000               0.68
America Telecom              Purchase             March 12, 2003                       20000               0.68
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                       32600               0.67
America Telecom              Purchase             March 12, 2003                         800               0.67
America Telecom              Purchase             March 12, 2003                       50000               0.67
America Telecom              Purchase             March 12, 2003                       16600               0.67
America Telecom              Purchase             March 12, 2003                       37800               0.67
America Telecom              Purchase             March 12, 2003                       62200               0.67
America Telecom              Purchase             March 12, 2003                       96000               0.67
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                       50000               0.67
America Telecom              Purchase             March 12, 2003                       50000               0.67
America Telecom              Purchase             March 12, 2003                        2300               0.67
America Telecom              Purchase             March 12, 2003                         100               0.67
America Telecom              Purchase             March 12, 2003                       97600               0.67
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                        4000               0.67
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                        4200               0.67
America Telecom              Purchase             March 12, 2003                       95000            US$0.67
America Telecom              Purchase             March 12, 2003                         800               0.67
America Telecom              Purchase             March 12, 2003                       11300               0.67
America Telecom              Purchase             March 12, 2003                       24000               0.67
America Telecom              Purchase             March 12, 2003                       64700               0.67
America Telecom              Purchase             March 12, 2003                       50700               0.67
America Telecom              Purchase             March 12, 2003                       13000               0.67
America Telecom              Purchase             March 12, 2003                      100000               0.67
America Telecom              Purchase             March 12, 2003                       36300               0.67
America Telecom              Purchase             March 12, 2003                       93700               0.67
America Telecom              Purchase             March 12, 2003                        6300               0.67
America Telecom              Purchase             March 12, 2003                       79800               0.67
America Telecom              Purchase             March 12, 2003                       20200               0.67
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                       12000               0.68
America Telecom              Purchase             March 13, 2003                       88000               0.68
America Telecom              Purchase             March 13, 2003                       91800               0.68
America Telecom              Purchase             March 13, 2003                        8200               0.68
America Telecom              Purchase             March 13, 2003                       91800               0.68
America Telecom              Purchase             March 13, 2003                        8200               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                       12000               0.68
America Telecom              Purchase             March 13, 2003                       88000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.67
America Telecom              Purchase             March 13, 2003                       11000               0.67
America Telecom              Purchase             March 13, 2003                       12000               0.67
America Telecom              Purchase             March 13, 2003                       25000               0.67
America Telecom              Purchase             March 13, 2003                       52000               0.67
America Telecom              Purchase             March 13, 2003                       32700               0.67
America Telecom              Purchase             March 13, 2003                       38000               0.67
America Telecom              Purchase             March 13, 2003                       29300               0.67
America Telecom              Purchase             March 13, 2003                        5000               0.67
America Telecom              Purchase             March 13, 2003                      100000               0.67
America Telecom              Purchase             March 13, 2003                       20000               0.68
America Telecom              Purchase             March 13, 2003                       64000               0.68
America Telecom              Purchase             March 13, 2003                       11000               0.68
America Telecom              Purchase             March 13, 2003                       68200               0.68
America Telecom              Purchase             March 13, 2003                       31800            US$0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                       42600               0.68
America Telecom              Purchase             March 13, 2003                       50000               0.68
America Telecom              Purchase             March 13, 2003                        7400               0.68
America Telecom              Purchase             March 13, 2003                       30300               0.68
America Telecom              Purchase             March 13, 2003                       43600               0.68
America Telecom              Purchase             March 13, 2003                       26100               0.68
America Telecom              Purchase             March 13, 2003                      200000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                       50000               0.68
America Telecom              Purchase             March 13, 2003                       50000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                      100000               0.68
America Telecom              Purchase             March 13, 2003                       67300               0.68
America Telecom              Purchase             March 13, 2003                       32700               0.68
America Telecom              Purchase             March 14, 2003                       49500               0.69
America Telecom              Purchase             March 14, 2003                      100000               0.69
America Telecom              Purchase             March 14, 2003                       50000               0.69
America Telecom              Purchase             March 14, 2003                       13000               0.69
America Telecom              Purchase             March 14, 2003                       80000               0.69
America Telecom              Purchase             March 14, 2003                        1000               0.69
America Telecom              Purchase             March 14, 2003                       48500               0.69
America Telecom              Purchase             March 14, 2003                       22000               0.69
America Telecom              Purchase             March 14, 2003                       36000               0.69
America Telecom              Purchase             March 14, 2003                       61900               0.69
America Telecom              Purchase             March 14, 2003                        6600               0.69
America Telecom              Purchase             March 14, 2003                        3000               0.69
America Telecom              Purchase             March 14, 2003                       28500               0.69
America Telecom              Purchase             March 14, 2003                      100000               0.69
America Telecom              Purchase             March 14, 2003                      100000               0.69
America Telecom              Purchase             March 14, 2003                       90000               0.69
America Telecom              Purchase             March 14, 2003                       10000               0.69
America Telecom              Purchase             March 14, 2003                       90000               0.69
America Telecom              Purchase             March 14, 2003                       50000               0.69
America Telecom              Purchase             March 14, 2003                       12000               0.69
America Telecom              Purchase             March 14, 2003                        2300               0.69
America Telecom              Purchase             March 14, 2003                       97700               0.69
America Telecom              Purchase             March 14, 2003                        2300               0.69
America Telecom              Purchase             March 14, 2003                        2000               0.69
America Telecom              Purchase             March 14, 2003                       23100               0.69
America Telecom              Purchase             March 14, 2003                        2000            US$0.69
America Telecom              Purchase             March 14, 2003                       18600               0.69
America Telecom              Purchase             March 14, 2003                        4200               0.69
America Telecom              Purchase             March 14, 2003                       39100               0.69
America Telecom              Purchase             March 14, 2003                       56700               0.69
America Telecom              Purchase             March 14, 2003                       84900               0.69
America Telecom              Purchase             March 14, 2003                       15100               0.69
America Telecom              Purchase             March 14, 2003                      100000               0.69
America Telecom              Purchase             March 14, 2003                        5000               0.69
America Telecom              Purchase             March 14, 2003                       15000               0.69
America Telecom              Purchase             March 14, 2003                       80000               0.69
America Telecom              Purchase             March 14, 2003                       18100               0.69
America Telecom              Purchase             March 14, 2003                        5000               0.69
America Telecom              Purchase             March 14, 2003                       50000               0.69
America Telecom              Purchase             March 14, 2003                       25000               0.69
America Telecom              Purchase             March 14, 2003                        1900               0.69
America Telecom              Purchase             March 14, 2003                       28100               0.69
America Telecom              Purchase             March 14, 2003                       10000               0.69
America Telecom              Purchase             March 14, 2003                       10000               0.69
America Telecom              Purchase             March 14, 2003                       25000               0.69
America Telecom              Purchase             March 14, 2003                       10000               0.69
America Telecom              Purchase             March 14, 2003                       16900               0.69
America Telecom              Purchase             March 14, 2003                      100000               0.70
America Telecom              Purchase             March 14, 2003                       23600               0.70
America Telecom              Purchase             March 14, 2003                      100000               0.70
America Telecom              Purchase             March 14, 2003                         200               0.70
America Telecom              Purchase             March 14, 2003                       76200               0.70
America Telecom              Purchase             March 14, 2003                       98000               0.70
America Telecom              Purchase             March 14, 2003                        2000               0.70
America Telecom              Purchase             March 14, 2003                       75700               0.70
America Telecom              Purchase             March 14, 2003                       24300               0.70
America Telecom              Purchase             March 14, 2003                       42700               0.70
America Telecom              Purchase             March 14, 2003                         300               0.70
America Telecom              Purchase             March 14, 2003                       57000               0.70
America Telecom              Purchase             March 14, 2003                       43400               0.70
America Telecom              Purchase             March 14, 2003                         300               0.70
America Telecom              Purchase             March 14, 2003                       99700               0.70
America Telecom              Purchase             March 14, 2003                       10000               0.70
America Telecom              Purchase             March 14, 2003                       46600               0.70
America Telecom              Purchase             March 14, 2003                      100000               0.70
America Telecom              Purchase             March 14, 2003                      400000               0.70
America Telecom              Purchase             March 17, 2003                       50000               0.70
America Telecom              Purchase             March 17, 2003                       50000               0.70
America Telecom              Purchase             March 17, 2003                       44400            US$0.71
America Telecom              Purchase             March 17, 2003                       50000               0.71
America Telecom              Purchase             March 17, 2003                        5600               0.71
America Telecom              Purchase             March 17, 2003                        1100               0.71
America Telecom              Purchase             March 17, 2003                      398600               0.71
America Telecom              Purchase             March 17, 2003                         300               0.71
America Telecom              Purchase             March 17, 2003                       56500               0.71
America Telecom              Purchase             March 17, 2003                       43500               0.71
America Telecom              Purchase             March 17, 2003                       92200               0.71
America Telecom              Purchase             March 17, 2003                        7800               0.71
America Telecom              Purchase             March 17, 2003                      100000               0.71
America Telecom              Purchase             March 17, 2003                       14900               0.71
America Telecom              Purchase             March 17, 2003                       85100               0.71
America Telecom              Purchase             March 17, 2003                      100000               0.71
America Telecom              Purchase             March 17, 2003                       98900               0.71
America Telecom              Purchase             March 17, 2003                        1100               0.71
America Telecom              Purchase             March 17, 2003                       13800               0.70
America Telecom              Purchase             March 17, 2003                       50000               0.70
America Telecom              Purchase             March 17, 2003                       36200               0.70
America Telecom              Purchase             March 17, 2003                      100000               0.70
America Telecom              Purchase             March 17, 2003                      100000               0.70
America Telecom              Purchase             March 17, 2003                        1100               0.70
America Telecom              Purchase             March 17, 2003                       98900               0.70
America Telecom              Purchase             March 17, 2003                       21600               0.70
America Telecom              Purchase             March 17, 2003                       78400               0.70
America Telecom              Purchase             March 17, 2003                      100000               0.70
America Telecom              Purchase             March 17, 2003                      100000               0.70
America Telecom              Purchase             March 17, 2003                      100000               0.70
America Telecom              Purchase             March 17, 2003                      600000               0.70
America Telecom              Purchase             March 17, 2003                       50000               0.70
America Telecom              Purchase             March 17, 2003                      100000               0.70
America Telecom              Purchase             March 17, 2003                       48800               0.70
America Telecom              Purchase             March 17, 2003                        1200               0.70
America Telecom              Purchase             March 17, 2003                      100000               0.70
America Telecom              Purchase             March 17, 2003                       97600               0.71
America Telecom              Purchase             March 17, 2003                        2400               0.71
America Telecom              Purchase             March 18, 2003                     1000000               0.70
America Telecom              Purchase             March 18, 2003                       27000               0.70
America Telecom              Purchase             March 18, 2003                       13000               0.70
America Telecom              Purchase             March 18, 2003                       10000               0.70
America Telecom              Purchase             March 18, 2003                       14000               0.70
America Telecom              Purchase             March 18, 2003                       36000               0.70
America Telecom              Purchase             March 18, 2003                        7000               0.70
America Telecom              Purchase             March 18, 2003                       43000            US$0.70
America Telecom              Purchase             March 18, 2003                        8000               0.70
America Telecom              Purchase             March 18, 2003                       42000               0.70
America Telecom              Purchase             March 18, 2003                       44000               0.70
America Telecom              Purchase             March 18, 2003                       10100               0.70
America Telecom              Purchase             March 18, 2003                        6000               0.70
America Telecom              Purchase             March 18, 2003                        5400               0.70
America Telecom              Purchase             March 18, 2003                        4000               0.70
America Telecom              Purchase             March 18, 2003                        2000               0.70
America Telecom              Purchase             March 18, 2003                        4000               0.70
America Telecom              Purchase             March 18, 2003                        3000               0.70
America Telecom              Purchase             March 18, 2003                         900               0.71
America Telecom              Purchase             March 18, 2003                        5700               0.71
America Telecom              Purchase             March 18, 2003                        8900               0.71
America Telecom              Purchase             March 18, 2003                        6000               0.71
America Telecom              Purchase             March 18, 2003                       50000               0.71
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                       37000               0.70
America Telecom              Purchase             March 18, 2003                       13000               0.70
America Telecom              Purchase             March 18, 2003                         800               0.70
America Telecom              Purchase             March 18, 2003                       49200               0.70
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                         400               0.70
America Telecom              Purchase             March 18, 2003                     1000000               0.70
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                       15500               0.70
America Telecom              Purchase             March 18, 2003                       34100               0.70
America Telecom              Purchase             March 18, 2003                       50000               0.70
America Telecom              Purchase             March 18, 2003                        3000               0.70
America Telecom              Purchase             March 18, 2003                       97000               0.70
America Telecom              Purchase             March 19, 2003                       13000               0.71
America Telecom              Purchase             March 19, 2003                       17000               0.71
America Telecom              Purchase             March 19, 2003                      950000               0.71
America Telecom              Purchase             March 19, 2003                        2000               0.70
America Telecom              Purchase             March 19, 2003                        3500               0.70
America Telecom              Purchase             March 19, 2003                        2700               0.70
America Telecom              Purchase             March 19, 2003                        1300               0.70
America Telecom              Purchase             March 19, 2003                        3000               0.70
America Telecom              Purchase             March 19, 2003                        7500               0.70
America Telecom              Purchase             March 19, 2003                       50000            US$0.70
America Telecom              Purchase             March 19, 2003                         100               0.70
America Telecom              Purchase             March 19, 2003                       46000               0.70
America Telecom              Purchase             March 19, 2003                        3900               0.70
America Telecom              Purchase             March 19, 2003                       36300               0.70
America Telecom              Purchase             March 19, 2003                       13700               0.70
America Telecom              Purchase             March 19, 2003                       42000               0.70
America Telecom              Purchase             March 19, 2003                        8000               0.70
America Telecom              Purchase             March 19, 2003                       50000               0.70
America Telecom              Purchase             March 19, 2003                       50000               0.69
America Telecom              Purchase             March 19, 2003                       50000               0.69
America Telecom              Purchase             March 19, 2003                       50000               0.70
America Telecom              Purchase             March 19, 2003                     1000000               0.70
America Telecom              Purchase             March 19, 2003                       50000               0.70
America Telecom              Purchase             March 19, 2003                       50000               0.70
America Telecom              Purchase             March 19, 2003                       52800               0.70
America Telecom              Purchase             March 19, 2003                       50000               0.69
America Telecom              Purchase             March 19, 2003                       50000               0.69
America Telecom              Purchase             March 19, 2003                        5000               0.70
America Telecom              Purchase             March 19, 2003                       43200               0.70
America Telecom              Purchase             March 19, 2003                         100               0.70
America Telecom              Purchase             March 19, 2003                       49900               0.70
America Telecom              Purchase             March 19, 2003                       39100               0.70
America Telecom              Purchase             March 19, 2003                        4000               0.70
America Telecom              Purchase             March 19, 2003                        4000               0.70
America Telecom              Purchase             March 19, 2003                        2900               0.70
America Telecom              Purchase             March 19, 2003                       50000               0.70
America Telecom              Purchase             March 19, 2003                       10000               0.70
America Telecom              Purchase             March 19, 2003                       40000               0.70
America Telecom              Purchase             March 19, 2003                       99000               0.70
America Telecom              Purchase             March 20, 2003                      938000               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                       12000               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.69
America Telecom              Purchase             March 20, 2003                       50000               0.69
America Telecom              Purchase             March 20, 2003                        7100               0.69
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                        1000               0.69
America Telecom              Purchase             March 20, 2003                       20000               0.69
America Telecom              Purchase             March 20, 2003                       21900               0.69
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                       50000            US$0.70
America Telecom              Purchase             March 20, 2003                       48900               0.70
America Telecom              Purchase             March 20, 2003                       51100               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                         300               0.70
America Telecom              Purchase             March 20, 2003                       49700               0.70
America Telecom              Purchase             March 20, 2003                       15000               0.70
America Telecom              Purchase             March 20, 2003                       35000               0.70
America Telecom              Purchase             March 20, 2003                       10100               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                     1000000               0.70
America Telecom              Purchase             March 20, 2003                       39900               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.69
America Telecom              Purchase             March 20, 2003                       50000               0.69
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.70
America Telecom              Purchase             March 20, 2003                       50000               0.69
America Telecom              Purchase             March 24, 2003                     1000000               0.68
America Telecom              Purchase             March 24, 2003                       28300               0.68
America Telecom              Purchase             March 24, 2003                       21700               0.68
America Telecom              Purchase             March 24, 2003                       50000               0.68
America Telecom              Purchase             March 24, 2003                       50000               0.68
America Telecom              Purchase             March 24, 2003                       50000               0.68
America Telecom              Purchase             March 24, 2003                       50000               0.68
America Telecom              Purchase             March 24, 2003                         100               0.68
America Telecom              Purchase             March 24, 2003                       18000               0.68
America Telecom              Purchase             March 24, 2003                       18300               0.68
America Telecom              Purchase             March 24, 2003                       13600               0.68
America Telecom              Purchase             March 24, 2003                        1800               0.68
America Telecom              Purchase             March 24, 2003                       48200               0.68
America Telecom              Purchase             March 24, 2003                        2100               0.68
America Telecom              Purchase             March 24, 2003                       30000               0.68
America Telecom              Purchase             March 24, 2003                       17900               0.68
America Telecom              Purchase             March 24, 2003                        8900               0.68
America Telecom              Purchase             March 24, 2003                         400               0.68
America Telecom              Purchase             March 24, 2003                        7000               0.68
America Telecom              Purchase             March 24, 2003                       33700               0.68
America Telecom              Purchase             March 24, 2003                       50000               0.68
America Telecom              Purchase             March 24, 2003                       20000               0.67
America Telecom              Purchase             March 24, 2003                       15000               0.67
America Telecom              Purchase             March 24, 2003                       15000               0.67
America Telecom              Purchase             March 24, 2003                      999500               0.68
America Telecom              Purchase             March 24, 2003                       50000               0.67
America Telecom              Purchase             March 24, 2003                         500            US$0.68
America Telecom              Purchase             March 24, 2003                       33600               0.68
America Telecom              Purchase             March 24, 2003                        1000               0.68
America Telecom              Purchase             March 24, 2003                       15400               0.68
America Telecom              Purchase             March 24, 2003                       40000               0.68
America Telecom              Purchase             March 24, 2003                       10000               0.68
America Telecom              Purchase             March 24, 2003                       50000               0.67
America Telecom              Purchase             March 24, 2003                       50000               0.67
America Telecom              Purchase             March 24, 2003                       45000               0.67
America Telecom              Purchase             March 24, 2003                        5000               0.67
America Telecom              Purchase             March 24, 2003                        3800               0.67
America Telecom              Purchase             March 24, 2003                         500               0.67
America Telecom              Purchase             March 24, 2003                       30000               0.67
America Telecom              Purchase             March 24, 2003                       15700               0.67
America Telecom              Purchase             March 24, 2003                       10600               0.67
America Telecom              Purchase             March 24, 2003                       89400               0.67
America Telecom              Purchase             March 25, 2003                     1000000               0.66
America Telecom              Purchase             March 25, 2003                       50000               0.66
America Telecom              Purchase             March 25, 2003                       47000               0.67
America Telecom              Purchase             March 25, 2003                        3000               0.67
America Telecom              Purchase             March 25, 2003                       34800               0.67
America Telecom              Purchase             March 25, 2003                       15200               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 25, 2003                       30600               0.67
America Telecom              Purchase             March 25, 2003                       19400               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 25, 2003                       13100               0.67
America Telecom              Purchase             March 25, 2003                       13200               0.67
America Telecom              Purchase             March 25, 2003                       23700               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 25, 2003                        1400               0.67
America Telecom              Purchase             March 25, 2003                        3100               0.67
America Telecom              Purchase             March 25, 2003                        5700               0.67
America Telecom              Purchase             March 25, 2003                       19500               0.67
America Telecom              Purchase             March 25, 2003                       20300               0.67
America Telecom              Purchase             March 25, 2003                      204400               0.67
America Telecom              Purchase             March 25, 2003                       64000               0.67
America Telecom              Purchase             March 25, 2003                       20000               0.67
America Telecom              Purchase             March 25, 2003                       10000               0.67
America Telecom              Purchase             March 25, 2003                      900000               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 25, 2003                       51600               0.67
America Telecom              Purchase             March 25, 2003                       29000            US$0.67
America Telecom              Purchase             March 25, 2003                       20000               0.67
America Telecom              Purchase             March 25, 2003                        1000               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 25, 2003                       50000               0.67
America Telecom              Purchase             March 26, 2003                       57000               0.68
America Telecom              Purchase             March 26, 2003                      900000               0.68
America Telecom              Purchase             March 26, 2003                       43000               0.68
America Telecom              Purchase             March 26, 2003                      998500               0.68
America Telecom              Purchase             March 26, 2003                        1500               0.68
America Telecom              Purchase             March 26, 2003                      499500               0.68
America Telecom              Purchase             March 26, 2003                      500000               0.68
America Telecom              Purchase             March 26, 2003                         500               0.68
America Telecom              Purchase             March 27, 2003                      732000               0.68
America Telecom              Purchase             March 27, 2003                      300000               0.68
America Telecom              Purchase             March 27, 2003                       68000               0.69
America Telecom              Purchase             March 27, 2003                     1000000               0.69
America Telecom              Purchase             March 27, 2003                         800               0.69
America Telecom              Purchase             March 27, 2003                        9900               0.69
America Telecom              Purchase             March 27, 2003                        9300               0.69
America Telecom              Purchase             March 27, 2003                       20000               0.69
America Telecom              Purchase             March 27, 2003                      960000               0.69
America Telecom              Purchase             March 27, 2003                       40000               0.69
America Telecom              Purchase             March 27, 2003                       20000               0.69
America Telecom              Purchase             March 27, 2003                       17800               0.69
America Telecom              Purchase             March 27, 2003                        2200               0.69
America Telecom              Purchase             March 27, 2003                       20000               0.69
America Telecom              Purchase             March 28, 2003                      670000               0.68
America Telecom              Purchase             March 28, 2003                      600000               0.68
America Telecom              Purchase             March 28, 2003                       17100               0.68
America Telecom              Purchase             March 28, 2003                       12900               0.68
America Telecom              Purchase             March 28, 2003                       64700               0.68
America Telecom              Purchase             March 28, 2003                      500000               0.68
America Telecom              Purchase             March 28, 2003                       62500               0.68
America Telecom              Purchase             March 28, 2003                        1900               0.68
America Telecom              Purchase             March 28, 2003                       20900               0.68
America Telecom              Purchase             March 28, 2003                      500000               0.68
America Telecom              Purchase             March 28, 2003                      500000               0.68
America Telecom              Purchase             March 28, 2003                       27500               0.68
America Telecom              Purchase             March 28, 2003                       22500               0.68
America Telecom              Purchase             March 31, 2003                        2000               0.68
America Telecom              Purchase             March 31, 2003                       20000               0.68
America Telecom              Purchase             March 31, 2003                      300000            US$0.68
America Telecom              Purchase             March 31, 2003                      300000               0.68
America Telecom              Purchase             March 31, 2003                      300000               0.68
America Telecom              Purchase             March 31, 2003                          80               0.68
America Telecom              Purchase             March 31, 2003                           4               0.68
America Telecom              Purchase             March 31, 2003                           4               0.68
America Telecom              Purchase             March 31, 2003                       10000               0.67
America Telecom              Purchase             March 31, 2003                      392600               0.67
America Telecom              Purchase             March 31, 2003                      500000               0.67
America Telecom              Purchase             March 31, 2003                      200000               0.67
America Telecom              Purchase             March 31, 2003                      488700               0.67
America Telecom              Purchase             March 31, 2003                      200000               0.67
America Telecom              Purchase             March 31, 2003                      286500               0.67
America Telecom              Purchase             March 31, 2003                          12               0.67
America Telecom              Purchase             March 31, 2003                          78               0.67
America Telecom              Purchase             March 31, 2003                      195100               0.67
America Telecom              Purchase             March 31, 2003                        3200               0.68
America Telecom              Purchase             March 31, 2003                        6700               0.68
America Telecom              Purchase             April 1, 2003                      1000000               0.68
America Telecom              Purchase             April 1, 2003                         9700               0.68
America Telecom              Purchase             April 1, 2003                       800000               0.68
America Telecom              Purchase             April 1, 2003                        24300               0.68
America Telecom              Purchase             April 1, 2003                       732700               0.68
America Telecom              Purchase             April 1, 2003                       433300               0.68
America Telecom              Purchase             April 1, 2003                       542000               0.68
America Telecom              Purchase             April 1, 2003                       458000               0.68
America Telecom              Purchase             April 2, 2003                        36500               0.69
America Telecom              Purchase             April 2, 2003                        63500               0.69
America Telecom              Purchase             April 2, 2003                       100000               0.69
America Telecom              Purchase             April 2, 2003                        51100               0.69
America Telecom              Purchase             April 2, 2003                        48900               0.69
America Telecom              Purchase             April 2, 2003                       100000               0.69
America Telecom              Purchase             April 2, 2003                        47000               0.69
America Telecom              Purchase             April 2, 2003                        53000               0.69
America Telecom              Purchase             April 2, 2003                        19500               0.69
America Telecom              Purchase             April 2, 2003                        80500               0.69
America Telecom              Purchase             April 2, 2003                        50000               0.69
America Telecom              Purchase             April 2, 2003                          500               0.69
America Telecom              Purchase             April 2, 2003                        49500               0.69
America Telecom              Purchase             April 2, 2003                        30500               0.69
America Telecom              Purchase             April 2, 2003                        69500               0.69
America Telecom              Purchase             April 2, 2003                        15700               0.69
America Telecom              Purchase             April 2, 2003                        19500               0.69
America Telecom              Purchase             April 2, 2003                        64800            US$0.69
America Telecom              Purchase             April 2, 2003                       100000               0.69
America Telecom              Purchase             April 2, 2003                        28400               0.69
America Telecom              Purchase             April 2, 2003                        10800               0.69
America Telecom              Purchase             April 2, 2003                        38800               0.69
America Telecom              Purchase             April 2, 2003                        61200               0.69
America Telecom              Purchase             April 2, 2003                       100000               0.69
America Telecom              Purchase             April 2, 2003                         5500               0.69
America Telecom              Purchase             April 2, 2003                        10800               0.69
America Telecom              Purchase             April 2, 2003                        50000               0.69
America Telecom              Purchase             April 2, 2003                        30000               0.69
America Telecom              Purchase             April 2, 2003                        14500               0.69
America Telecom              Purchase             April 2, 2003                         5000               0.69
America Telecom              Purchase             April 2, 2003                         5500               0.69
America Telecom              Purchase             April 2, 2003                        10800               0.69
America Telecom              Purchase             April 2, 2003                        28700               0.69
America Telecom              Purchase             April 2, 2003                        20000               0.69
America Telecom              Purchase             April 2, 2003                        11300               0.69
America Telecom              Purchase             April 2, 2003                        68700               0.69
America Telecom              Purchase             April 2, 2003                         1000               0.70
America Telecom              Purchase             April 2, 2003                        10000               0.70
America Telecom              Purchase             April 2, 2003                         5300               0.70
America Telecom              Purchase             April 2, 2003                        91300               0.70
America Telecom              Purchase             April 2, 2003                        60000               0.70
America Telecom              Purchase             April 2, 2003                        30000               0.70
America Telecom              Purchase             April 2, 2003                         2400               0.70
America Telecom              Purchase             April 2, 2003                        97600               0.70
America Telecom              Purchase             April 2, 2003                        23000               0.70
America Telecom              Purchase             April 2, 2003                        70000               0.70
America Telecom              Purchase             April 2, 2003                         9400               0.70
America Telecom              Purchase             April 2, 2003                        90600               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.70
America Telecom              Purchase             April 2, 2003                        50000               0.70
America Telecom              Purchase             April 2, 2003                        59400               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.70
America Telecom              Purchase             April 2, 2003                        15800               0.70
America Telecom              Purchase             April 2, 2003                         6000               0.70
America Telecom              Purchase             April 2, 2003                        12000               0.70
America Telecom              Purchase             April 2, 2003                         4600               0.70
America Telecom              Purchase             April 2, 2003                          100               0.70
America Telecom              Purchase             April 2, 2003                        53000               0.70
America Telecom              Purchase             April 2, 2003                         8500               0.70
America Telecom              Purchase             April 2, 2003                        41500               0.70
America Telecom              Purchase             April 2, 2003                        47000               0.70
America Telecom              Purchase             April 2, 2003                        11500               0.70
America Telecom              Purchase             April 2, 2003                        19500               0.70
America Telecom              Purchase             April 2, 2003                        48500               0.70
America Telecom              Purchase             April 2, 2003                        32000               0.70
America Telecom              Purchase             April 2, 2003                         6000               0.70
America Telecom              Purchase             April 2, 2003                        55000               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.70
America Telecom              Purchase             April 2, 2003                        39000               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.70
America Telecom              Purchase             April 2, 2003                        40000               0.70
America Telecom              Purchase             April 2, 2003                        20000               0.70
America Telecom              Purchase             April 2, 2003                        25000               0.70
America Telecom              Purchase             April 2, 2003                        15000               0.70
America Telecom              Purchase             April 2, 2003                        25000               0.70
America Telecom              Purchase             April 2, 2003                        75000               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.70
America Telecom              Purchase             April 2, 2003                       100000               0.69
America Telecom              Purchase             April 2, 2003                       100000               0.69
America Telecom              Purchase             April 2, 2003                       100000               0.69
America Telecom              Purchase             April 2, 2003                        29500               0.70
America Telecom              Purchase             April 2, 2003                         5000               0.69
America Telecom              Purchase             April 2, 2003                        65500               0.69
America Telecom              Purchase             April 2, 2003                         2400               0.69
America Telecom              Purchase             April 2, 2003                         6100               0.69
America Telecom              Purchase             April 2, 2003                       191500               0.69
America Telecom              Purchase             April 3, 2003                        29000               0.70
America Telecom              Purchase             April 3, 2003                        71000               0.70
America Telecom              Purchase             April 3, 2003                        29000               0.70
America Telecom              Purchase             April 3, 2003                        71000               0.70
America Telecom              Purchase             April 3, 2003                       100000               0.70
America Telecom              Purchase             April 3, 2003                        57000               0.70
America Telecom              Purchase             April 3, 2003                        43000               0.70
America Telecom              Purchase             April 3, 2003                       100000               0.70
America Telecom              Purchase             April 3, 2003                       100000               0.70
America Telecom              Purchase             April 3, 2003                       100000               0.69
America Telecom              Purchase             April 3, 2003                         5000               0.70
America Telecom              Purchase             April 3, 2003                         1000               0.70
America Telecom              Purchase             April 3, 2003                        94000               0.70
America Telecom              Purchase             April 3, 2003                        41000               0.70
America Telecom              Purchase             April 3, 2003                          500               0.70
America Telecom              Purchase             April 3, 2003                        50000            US$0.70
America Telecom              Purchase             April 3, 2003                         8500               0.70
America Telecom              Purchase             April 3, 2003                       100000               0.70
America Telecom              Purchase             April 3, 2003                         5000               0.70
America Telecom              Purchase             April 3, 2003                          500               0.70
America Telecom              Purchase             April 3, 2003                         5800               0.70
America Telecom              Purchase             April 3, 2003                        24000               0.70
America Telecom              Purchase             April 3, 2003                         4000               0.70
America Telecom              Purchase             April 3, 2003                        60700               0.70
America Telecom              Purchase             April 3, 2003                        39300               0.70
America Telecom              Purchase             April 3, 2003                         2000               0.70
America Telecom              Purchase             April 3, 2003                         2000               0.70
America Telecom              Purchase             April 3, 2003                        56700               0.70
America Telecom              Purchase             April 3, 2003                        26300               0.70
America Telecom              Purchase             April 3, 2003                        73700               0.70
America Telecom              Purchase             April 3, 2003                       114900               0.71
America Telecom              Purchase             April 3, 2003                         5000               0.71
America Telecom              Purchase             April 3, 2003                        80100               0.71
America Telecom              Purchase             April 3, 2003                        49100               0.71
America Telecom              Purchase             April 3, 2003                         1000               0.71
America Telecom              Purchase             April 3, 2003                        49900               0.71
America Telecom              Purchase             April 3, 2003                        90500               0.71
America Telecom              Purchase             April 3, 2003                         9500               0.71
America Telecom              Purchase             April 3, 2003                        17400               0.71
America Telecom              Purchase             April 3, 2003                         1000               0.71
America Telecom              Purchase             April 3, 2003                        81600               0.71
America Telecom              Purchase             April 3, 2003                       100000               0.71
America Telecom              Purchase             April 3, 2003                       100000               0.71
America Telecom              Purchase             April 3, 2003                        47500               0.71
America Telecom              Purchase             April 3, 2003                        52500               0.71
America Telecom              Purchase             April 3, 2003                       121200               0.71
America Telecom              Purchase             April 3, 2003                        53000               0.71
America Telecom              Purchase             April 3, 2003                        25800               0.71
America Telecom              Purchase             April 3, 2003                       100000               0.71
America Telecom              Purchase             April 3, 2003                       100000               0.71
America Telecom              Purchase             April 3, 2003                        63000               0.71
America Telecom              Purchase             April 3, 2003                        37000               0.71
America Telecom              Purchase             April 3, 2003                       100000               0.71
America Telecom              Purchase             April 3, 2003                        92000               0.71
America Telecom              Purchase             April 3, 2003                         8000               0.71
America Telecom              Purchase             April 3, 2003                         1300               0.71
America Telecom              Purchase             April 3, 2003                        40000               0.71
America Telecom              Purchase             April 3, 2003                        60000               0.71
America Telecom              Purchase             April 3, 2003                        98700            US$0.71
America Telecom              Purchase             April 3, 2003                       100000               0.71
America Telecom              Purchase             April 3, 2003                        24300               0.70
America Telecom              Purchase             April 3, 2003                        15000               0.70
America Telecom              Purchase             April 3, 2003                        50000               0.71
America Telecom              Purchase             April 3, 2003                        50000               0.71
America Telecom              Purchase             April 3, 2003                        60700               0.70
America Telecom              Purchase             April 3, 2003                        13000               0.70
America Telecom              Purchase             April 3, 2003                        52200               0.70
America Telecom              Purchase             April 3, 2003                        89300               0.70
America Telecom              Purchase             April 3, 2003                          200               0.70
America Telecom              Purchase             April 3, 2003                        10500               0.70
America Telecom              Purchase             April 3, 2003                         4000               0.70
America Telecom              Purchase             April 3, 2003                        15000               0.70
America Telecom              Purchase             April 3, 2003                        15800               0.70
America Telecom              Purchase             April 3, 2003                       100000               0.70
America Telecom              Purchase             April 3, 2003                       200000               0.70
America Telecom              Purchase             April 3, 2003                         4800               0.70
America Telecom              Purchase             April 3, 2003                        50000               0.70
America Telecom              Purchase             April 3, 2003                        45200               0.70
America Telecom              Purchase             April 3, 2003                       100000               0.70
America Telecom              Purchase             April 4, 2003                        77300               0.71
America Telecom              Purchase             April 4, 2003                        30000               0.71
America Telecom              Purchase             April 4, 2003                        22000               0.71
America Telecom              Purchase             April 4, 2003                        70700               0.71
America Telecom              Purchase             April 4, 2003                        34800               0.71
America Telecom              Purchase             April 4, 2003                        50000               0.71
America Telecom              Purchase             April 4, 2003                        15200               0.71
America Telecom              Purchase             April 4, 2003                        10000               0.71
America Telecom              Purchase             April 4, 2003                        54800               0.72
America Telecom              Purchase             April 4, 2003                        35200               0.72
America Telecom              Purchase             April 4, 2003                        38800               0.72
America Telecom              Purchase             April 4, 2003                        50000               0.72
America Telecom              Purchase             April 4, 2003                        10000               0.72
America Telecom              Purchase             April 4, 2003                         1200               0.72
America Telecom              Purchase             April 4, 2003                        50000               0.72
America Telecom              Purchase             April 4, 2003                        45400               0.72
America Telecom              Purchase             April 4, 2003                        54600               0.72
America Telecom              Purchase             April 4, 2003                         1700               0.72
America Telecom              Purchase             April 4, 2003                        48300               0.72
America Telecom              Purchase             April 4, 2003                        50000               0.72
America Telecom              Purchase             April 4, 2003                        50000               0.72
America Telecom              Purchase             April 4, 2003                        20500               0.72
America Telecom              Purchase             April 4, 2003                        79500            US$0.72
America Telecom              Purchase             April 4, 2003                       100000               0.72
America Telecom              Purchase             April 4, 2003                       100000               0.72
America Telecom              Purchase             April 4, 2003                        11500               0.72
America Telecom              Purchase             April 4, 2003                        88500               0.72
America Telecom              Purchase             April 4, 2003                         5000               0.73
America Telecom              Purchase             April 4, 2003                       100000               0.73
America Telecom              Purchase             April 4, 2003                       195000               0.73
America Telecom              Purchase             April 4, 2003                        35200               0.73
America Telecom              Purchase             April 4, 2003                        64800               0.73
America Telecom              Purchase             April 4, 2003                       100000               0.72
America Telecom              Purchase             April 4, 2003                       100000               0.72
America Telecom              Purchase             April 4, 2003                         5700               0.73
America Telecom              Purchase             April 4, 2003                        11400               0.73
America Telecom              Purchase             April 4, 2003                         9500               0.73
America Telecom              Purchase             April 4, 2003                         9500               0.73
America Telecom              Purchase             April 4, 2003                         2000               0.73
America Telecom              Purchase             April 4, 2003                        10000               0.73
America Telecom              Purchase             April 4, 2003                        60700               0.73
America Telecom              Purchase             April 4, 2003                        39300               0.73
America Telecom              Purchase             April 4, 2003                        51900               0.73
America Telecom              Purchase             April 4, 2003                         3000               0.73
America Telecom              Purchase             April 4, 2003                        50000               0.73
America Telecom              Purchase             April 4, 2003                        60000               0.73
America Telecom              Purchase             April 4, 2003                         2000               0.73
America Telecom              Purchase             April 4, 2003                        85000               0.73
America Telecom              Purchase             April 4, 2003                        31000               0.73
America Telecom              Purchase             April 4, 2003                        50000               0.73
America Telecom              Purchase             April 4, 2003                        50000               0.73
America Telecom              Purchase             April 4, 2003                        15000               0.73
America Telecom              Purchase             April 4, 2003                        20000               0.73
America Telecom              Purchase             April 4, 2003                        15000               0.73
America Telecom              Purchase             April 4, 2003                        19000               0.73
America Telecom              Purchase             April 4, 2003                       100000               0.73
America Telecom              Purchase             April 4, 2003                        10000               0.73
America Telecom              Purchase             April 4, 2003                        10000               0.73
America Telecom              Purchase             April 4, 2003                         9000               0.73
America Telecom              Purchase             April 4, 2003                        10000               0.73
America Telecom              Purchase             April 4, 2003                        50000               0.73
America Telecom              Purchase             April 4, 2003                       111000               0.73
America Telecom              Purchase             April 4, 2003                        11000               0.73
America Telecom              Purchase             April 4, 2003                        50000               0.73
America Telecom              Purchase             April 4, 2003                        39000               0.73
America Telecom              Purchase             April 4, 2003                        50000            US$0.73
America Telecom              Purchase             April 4, 2003                        10000               0.73
America Telecom              Purchase             April 4, 2003                        28000               0.73
America Telecom              Purchase             April 4, 2003                        12000               0.73
America Telecom              Purchase             April 4, 2003                         2000               0.73
America Telecom              Purchase             April 4, 2003                          300               0.73
America Telecom              Purchase             April 4, 2003                         9000               0.73
America Telecom              Purchase             April 4, 2003                        88700               0.73
America Telecom              Purchase             April 4, 2003                        34000               0.73
America Telecom              Purchase             April 4, 2003                        66000               0.73
America Telecom              Purchase             April 4, 2003                        21800               0.73
America Telecom              Purchase             April 4, 2003                         1500               0.73
America Telecom              Purchase             April 4, 2003                       250000               0.73
America Telecom              Purchase             April 4, 2003                        50000               0.73
America Telecom              Purchase             April 4, 2003                        12000               0.73
America Telecom              Purchase             April 4, 2003                        17000               0.73
America Telecom              Purchase             April 4, 2003                        47700               0.73
America Telecom              Purchase             April 4, 2003                         1400               0.73
America Telecom              Purchase             April 4, 2003                         2200               0.73
America Telecom              Purchase             April 4, 2003                        96400               0.73
America Telecom              Purchase             April 4, 2003                       100000               0.73
America Telecom              Purchase             April 4, 2003                        15200               0.73
America Telecom              Purchase             April 4, 2003                        46000               0.73
America Telecom              Purchase             April 4, 2003                        24000               0.73
America Telecom              Purchase             April 4, 2003                        14800               0.73
America Telecom              Purchase             April 4, 2003                         7500               0.73
America Telecom              Purchase             April 4, 2003                        50000               0.73
America Telecom              Purchase             April 4, 2003                        42500               0.73
America Telecom              Purchase             April 4, 2003                       100000               0.73
America Telecom              Purchase             April 7, 2003                       149900               0.74
America Telecom              Purchase             April 7, 2003                        50100               0.74
America Telecom              Purchase             April 7, 2003                        74000               0.74
America Telecom              Purchase             April 7, 2003                        26000               0.74
America Telecom              Purchase             April 7, 2003                        83500               0.74
America Telecom              Purchase             April 7, 2003                        16500               0.74
America Telecom              Purchase             April 7, 2003                       100000               0.74
America Telecom              Purchase             April 7, 2003                       100000               0.74
America Telecom              Purchase             April 7, 2003                       125000               0.74
America Telecom              Purchase             April 7, 2003                        24000               0.74
America Telecom              Purchase             April 7, 2003                        40000               0.74
America Telecom              Purchase             April 7, 2003                         2000               0.74
America Telecom              Purchase             April 7, 2003                        98000               0.74
America Telecom              Purchase             April 7, 2003                       100000               0.74
America Telecom              Purchase             April 7, 2003                       100000            US$0.74
America Telecom              Purchase             April 7, 2003                         6000               0.74
America Telecom              Purchase             April 7, 2003                         5000               0.74
America Telecom              Purchase             April 7, 2003                        30000               0.74
America Telecom              Purchase             April 7, 2003                        70000               0.74
America Telecom              Purchase             April 7, 2003                        10800               0.74
America Telecom              Purchase             April 7, 2003                        20000               0.74
America Telecom              Purchase             April 7, 2003                        69200               0.74
America Telecom              Purchase             April 7, 2003                        48400               0.74
America Telecom              Purchase             April 7, 2003                        51600               0.74
America Telecom              Purchase             April 7, 2003                        20400               0.74
America Telecom              Purchase             April 7, 2003                        79600               0.75
America Telecom              Purchase             April 7, 2003                         9500               0.74
America Telecom              Purchase             April 7, 2003                        75000               0.74
America Telecom              Purchase             April 7, 2003                         1000               0.74
America Telecom              Purchase             April 7, 2003                        14500               0.74
America Telecom              Purchase             April 7, 2003                       200000               0.75
America Telecom              Purchase             April 7, 2003                        37700               0.75
America Telecom              Purchase             April 7, 2003                        13000               0.75
America Telecom              Purchase             April 7, 2003                        10000               0.75
America Telecom              Purchase             April 7, 2003                        20000               0.75
America Telecom              Purchase             April 7, 2003                       119300               0.75
America Telecom              Purchase             April 7, 2003                         8600               0.75
America Telecom              Purchase             April 7, 2003                          200               0.75
America Telecom              Purchase             April 7, 2003                        20000               0.75
America Telecom              Purchase             April 7, 2003                        20000               0.75
America Telecom              Purchase             April 7, 2003                        20000               0.75
America Telecom              Purchase             April 7, 2003                          100               0.75
America Telecom              Purchase             April 7, 2003                         6300               0.75
America Telecom              Purchase             April 7, 2003                       124800               0.75
America Telecom              Purchase             April 7, 2003                        18800               0.75
America Telecom              Purchase             April 7, 2003                         6100               0.75
America Telecom              Purchase             April 7, 2003                        20000               0.75
America Telecom              Purchase             April 7, 2003                        20000               0.75
America Telecom              Purchase             April 7, 2003                        20000               0.75
America Telecom              Purchase             April 7, 2003                        10000               0.75
America Telecom              Purchase             April 7, 2003                         5100               0.75
America Telecom              Purchase             April 7, 2003                         6800               0.75
America Telecom              Purchase             April 7, 2003                        10000               0.75
America Telecom              Purchase             April 7, 2003                        50000               0.75
America Telecom              Purchase             April 7, 2003                          700               0.75
America Telecom              Purchase             April 7, 2003                        32500               0.75
America Telecom              Purchase             April 7, 2003                         6500               0.75
America Telecom              Purchase             April 7, 2003                         6000            US$0.75
America Telecom              Purchase             April 7, 2003                        22200               0.75
America Telecom              Purchase             April 7, 2003                        50000               0.75
America Telecom              Purchase             April 7, 2003                        15300               0.75
America Telecom              Purchase             April 7, 2003                        50000               0.75
America Telecom              Purchase             April 7, 2003                        50000               0.75
America Telecom              Purchase             April 7, 2003                       100000               0.75
America Telecom              Purchase             April 7, 2003                        58000               0.75
America Telecom              Purchase             April 7, 2003                        42000               0.75
America Telecom              Purchase             April 7, 2003                          100               0.75
America Telecom              Purchase             April 7, 2003                         6000               0.74
America Telecom              Purchase             April 7, 2003                        94000               0.74
America Telecom              Purchase             April 7, 2003                        99900               0.74
America Telecom              Purchase             April 7, 2003                        40000               0.74
America Telecom              Purchase             April 7, 2003                        30000               0.74
America Telecom              Purchase             April 7, 2003                        30000               0.74
America Telecom              Purchase             April 7, 2003                        43000               0.74
America Telecom              Purchase             April 7, 2003                        50000               0.74
America Telecom              Purchase             April 7, 2003                         4000               0.74
America Telecom              Purchase             April 7, 2003                         3000               0.74
America Telecom              Purchase             April 7, 2003                         5000               0.74
America Telecom              Purchase             April 7, 2003                        16000               0.74
America Telecom              Purchase             April 7, 2003                         5000               0.74
America Telecom              Purchase             April 7, 2003                        12500               0.74
America Telecom              Purchase             April 7, 2003                         1800               0.74
America Telecom              Purchase             April 7, 2003                        59700               0.74
America Telecom              Purchase             April 7, 2003                        66800               0.74
America Telecom              Purchase             April 7, 2003                        33200               0.74
America Telecom              Purchase             April 7, 2003                        15000               0.74
America Telecom              Purchase             April 7, 2003                        10000               0.74
America Telecom              Purchase             April 7, 2003                        20000               0.74
America Telecom              Purchase             April 7, 2003                         1000               0.74
America Telecom              Purchase             April 7, 2003                        12500               0.74
America Telecom              Purchase             April 7, 2003                        10000               0.74
America Telecom              Purchase             April 7, 2003                        31500               0.74
America Telecom              Purchase             April 7, 2003                         9800               0.74
America Telecom              Purchase             April 7, 2003                        10000               0.74
America Telecom              Purchase             April 7, 2003                        20000               0.74
America Telecom              Purchase             April 7, 2003                         2900               0.74
America Telecom              Purchase             April 7, 2003                         1500               0.74
America Telecom              Purchase             April 7, 2003                        55800               0.74
America Telecom              Purchase             April 7, 2003                        30000               0.74
America Telecom              Purchase             April 7, 2003                        70000               0.74
America Telecom              Purchase             April 7, 2003                       100000            US$0.74
America Telecom              Purchase             April 7, 2003                       200000               0.74
America Telecom              Purchase             April 8, 2003                       100000               0.73
America Telecom              Purchase             April 8, 2003                       100000               0.73
America Telecom              Purchase             April 8, 2003                        21900               0.74
America Telecom              Purchase             April 8, 2003                         3800               0.74
America Telecom              Purchase             April 8, 2003                        74300               0.74
America Telecom              Purchase             April 8, 2003                         1300               0.74
America Telecom              Purchase             April 8, 2003                        18500               0.74
America Telecom              Purchase             April 8, 2003                         6500               0.74
America Telecom              Purchase             April 8, 2003                        54000               0.74
America Telecom              Purchase             April 8, 2003                        19700               0.74
America Telecom              Purchase             April 8, 2003                         1200               0.74
America Telecom              Purchase             April 8, 2003                        21000               0.74
America Telecom              Purchase             April 8, 2003                        77800               0.74
America Telecom              Purchase             April 8, 2003                       100000               0.73
America Telecom              Purchase             April 8, 2003                        10200               0.73
America Telecom              Purchase             April 8, 2003                        89800               0.73
America Telecom              Purchase             April 8, 2003                        30000               0.73
America Telecom              Purchase             April 8, 2003                        70000               0.73
America Telecom              Purchase             April 8, 2003                          600               0.73
America Telecom              Purchase             April 8, 2003                        10000               0.74
America Telecom              Purchase             April 8, 2003                        89400               0.74
America Telecom              Purchase             April 8, 2003                        10600               0.74
America Telecom              Purchase             April 8, 2003                        89400               0.74
America Telecom              Purchase             April 8, 2003                        18600               0.74
America Telecom              Purchase             April 8, 2003                        12100               0.74
America Telecom              Purchase             April 8, 2003                        50000               0.74
America Telecom              Purchase             April 8, 2003                        30000               0.74
America Telecom              Purchase             April 8, 2003                         7900               0.74
America Telecom              Purchase             April 8, 2003                        42100               0.74
America Telecom              Purchase             April 8, 2003                        50000               0.74
America Telecom              Purchase             April 8, 2003                         7900               0.74
America Telecom              Purchase             April 8, 2003                         9100               0.74
America Telecom              Purchase             April 8, 2003                        56200               0.74
America Telecom              Purchase             April 8, 2003                        85000               0.74
America Telecom              Purchase             April 8, 2003                       100000               0.74
America Telecom              Purchase             April 8, 2003                        85000               0.74
America Telecom              Purchase             April 8, 2003                        15000               0.74
America Telecom              Purchase             April 8, 2003                        85000               0.74
America Telecom              Purchase             April 8, 2003                        31200               0.74
America Telecom              Purchase             April 8, 2003                         3500               0.74
America Telecom              Purchase             April 8, 2003                        85000               0.74
America Telecom              Purchase             April 8, 2003                        50000            US$0.74
America Telecom              Purchase             April 8, 2003                        12000               0.74
America Telecom              Purchase             April 8, 2003                       100000               0.74
America Telecom              Purchase             April 8, 2003                       150000               0.74
America Telecom              Purchase             April 8, 2003                        50000               0.74
America Telecom              Purchase             April 8, 2003                         1000               0.74
America Telecom              Purchase             April 8, 2003                        99000               0.74
America Telecom              Purchase             April 8, 2003                        64400               0.74
America Telecom              Purchase             April 8, 2003                       100000               0.74
America Telecom              Purchase             April 8, 2003                        50000               0.74
America Telecom              Purchase             April 8, 2003                        50000               0.74
America Telecom              Purchase             April 8, 2003                        25600               0.74
America Telecom              Purchase             April 8, 2003                        13000               0.74
America Telecom              Purchase             April 8, 2003                        20000               0.74
America Telecom              Purchase             April 8, 2003                        15000               0.74
America Telecom              Purchase             April 8, 2003                       100000               0.74
America Telecom              Purchase             April 8, 2003                       126400               0.74
America Telecom              Purchase             April 8, 2003                        10000               0.74
America Telecom              Purchase             April 8, 2003                          100               0.75
America Telecom              Purchase             April 8, 2003                        35000               0.75
America Telecom              Purchase             April 8, 2003                        15700               0.75
America Telecom              Purchase             April 8, 2003                        30000               0.75
America Telecom              Purchase             April 8, 2003                         9200               0.75
America Telecom              Purchase             April 8, 2003                        70000               0.75
America Telecom              Purchase             April 8, 2003                        30000               0.75
America Telecom              Purchase             April 8, 2003                        25200               0.75
America Telecom              Purchase             April 8, 2003                        10000               0.75
America Telecom              Purchase             April 8, 2003                         2000               0.75
America Telecom              Purchase             April 8, 2003                        23500               0.75
America Telecom              Purchase             April 8, 2003                         2100               0.75
America Telecom              Purchase             April 8, 2003                        20000               0.75
America Telecom              Purchase             April 8, 2003                        17200               0.75
America Telecom              Purchase             April 8, 2003                        62800               0.75
America Telecom              Purchase             April 8, 2003                        20000               0.75
America Telecom              Purchase             April 8, 2003                        17200               0.75
America Telecom              Purchase             April 8, 2003                        27800               0.75
America Telecom              Purchase             April 8, 2003                        72200               0.75
America Telecom              Purchase             April 8, 2003                       100000               0.75
America Telecom              Purchase             April 8, 2003                        20000               0.75
America Telecom              Purchase             April 8, 2003                        80000               0.75
America Telecom              Purchase             April 8, 2003                       100000               0.75
America Telecom              Purchase             April 8, 2003                       100000               0.75
America Telecom              Purchase             April 8, 2003                        33300               0.75
America Telecom              Purchase             April 8, 2003                        20000            US$0.75
America Telecom              Purchase             April 8, 2003                         8000               0.75
America Telecom              Purchase             April 8, 2003                         6000               0.75
America Telecom              Purchase             April 8, 2003                         5600               0.75
America Telecom              Purchase             April 8, 2003                         5000               0.75
America Telecom              Purchase             April 8, 2003                         5000               0.75
America Telecom              Purchase             April 8, 2003                        17100               0.75
America Telecom              Purchase             April 8, 2003                         1000               0.75
America Telecom              Purchase             April 8, 2003                        99000               0.75
America Telecom              Purchase             April 8, 2003                         1000               0.75
America Telecom              Purchase             April 8, 2003                          400               0.75
America Telecom              Purchase             April 8, 2003                        20000               0.75
America Telecom              Purchase             April 8, 2003                        50000               0.75
America Telecom              Purchase             April 8, 2003                        28600               0.75
America Telecom              Purchase             April 8, 2003                        58200               0.75
America Telecom              Purchase             April 8, 2003                        10000               0.75
America Telecom              Purchase             April 8, 2003                        10000               0.75
America Telecom              Purchase             April 8, 2003                        10000               0.75
America Telecom              Purchase             April 8, 2003                        11800               0.75
America Telecom              Purchase             April 8, 2003                        84400               0.75
America Telecom              Purchase             April 8, 2003                        15600               0.75
America Telecom              Purchase             April 8, 2003                          500               0.75
America Telecom              Purchase             April 8, 2003                         3100               0.75
America Telecom              Purchase             April 8, 2003                          600               0.75
America Telecom              Purchase             April 8, 2003                        28000               0.75
America Telecom              Purchase             April 8, 2003                        67800               0.75
America Telecom              Purchase             April 8, 2003                       100000               0.75
America Telecom              Purchase             April 8, 2003                         3000               0.75
America Telecom              Purchase             April 8, 2003                        10000               0.75
America Telecom              Purchase             April 8, 2003                        87000               0.75
America Telecom              Purchase             April 8, 2003                        98200               0.75
America Telecom              Purchase             April 8, 2003                         1800               0.75
America Telecom              Purchase             April 8, 2003                         4600               0.75
America Telecom              Purchase             April 8, 2003                        30000               0.75
America Telecom              Purchase             April 8, 2003                        65400               0.75
America Telecom              Purchase             April 8, 2003                       100000               0.75
America Telecom              Purchase             April 8, 2003                        30000               0.75
America Telecom              Purchase             April 8, 2003                         5000               0.75
America Telecom              Purchase             April 8, 2003                         5000               0.75
America Telecom              Purchase             April 8, 2003                        20000               0.75
America Telecom              Purchase             April 8, 2003                        20000               0.75
America Telecom              Purchase             April 8, 2003                        20000               0.75
America Telecom              Purchase             April 8, 2003                        80000               0.75
America Telecom              Purchase             April 8, 2003                        20000            US$0.75
America Telecom              Purchase             April 8, 2003                       100000               0.75